Exhibit 99.3
EXECUTION VERSION
This Amended and Restated Master Service Agreement (the “Master Agreement”) is made as of this September 30, 2010, among POPULAR, INC. (“Popular” or “COMPANY”), a corporation organized and existing under the laws of the Commonwealth of Puerto Rico, BANCO POPULAR DE PUERTO RICO (“BPPR” and, together with Popular, “Popular Parties”), a bank organized and existing under the laws of the Commonwealth of Puerto Rico, and EVERTEC, INC., a corporation organized and existing under the laws of the Commonwealth of Puerto Rico, and its Subsidiaries (hereinafter referred to as “EVERTEC”).
WITNESSETH
WHEREAS, COMPANY, acting through its Subsidiaries, is a financial services provider based in Puerto Rico with operations in Puerto Rico, the United States and the Caribbean; and
WHEREAS, EVERTEC is in the business of, among other things, providing data processing, application processing, check imaging, transmission, telecommunications, credit and debit card transaction processing, and related operational, technical, and consulting services, and such other services as the parties hereto may agree to from time to time;
WHEREAS, Popular and EVERTEC previously entered into a Master Service Agreement on April 1, 2010 (the “2010 MSA”); and
WHEREAS, the parties desire to amend and restate the 2010 MSA in order to validate the services under the 2010 MSA, as well as provide for certain changes and additions to such services and revisions to the terms of the 2010 MSA;
NOW THEREFORE, in consideration of the payments to be made and services to be performed hereunder, upon the terms and subject to the conditions set forth in this Master Agreement and intending to be legally bound, the parties hereto agree to the following terms and conditions:
ARTICLE ONE — GENERAL PROVISIONS
1.1.	Definitions. Capitalized terms not otherwise defined herein will have the meanings set forth in this Section 1.1:
a)	“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, such Person. Notwithstanding the foregoing, (i) with respect to Apollo, the term “Affiliate” shall (x) include any investment fund with respect to which Apollo Global Management LLC or its Controlled Affiliates (including its and their respective successors) are the sole or, if not sole, primary investment managers and, subject to clause (y) below, each of their Subsidiaries and (y) not include portfolio companies of Apollo Global Management LLC or its Controlled Affiliates and, (ii) with respect to Popular (to the extent that at the time of determination it is engaged in a private equity or similar business), the term “Affiliate” shall not include portfolio companies of Popular or its Controlled Affiliates.

b)	“Agreement and Plan of Merger” means the Agreement and Plan of Merger, dated June 30, 2010, among Popular, AP Carib Holdings Ltd., Carib Acquisition, Inc., and EVERTEC, as it may be amended, restated or supplemented from time to time.

c)	“Apollo” means AP Carib Holdings, Ltd., an exempted company organized under the laws of the Cayman Islands.

d)	“Asset Acquirer” has the meaning set forth in Section 1.5(c).

e)	“Assignee Sub” has the meaning set forth in Section 1.5(b).

f)	“Authorized Locations” means the data centers and other locations owned or leased by EVERTEC, or COMPANY, BPPR, or one of their respective Subsidiaries, as the same may be amended from time to time, for providing the Services and/or maintaining, processing, or storing Company Data under this Master Agreement.

g)	“Banking Affiliate Restrictions” shall mean the restrictions imposed upon the Banking Affiliates by the provisions of Section 23A and Section 23B of the Federal Reserve Act, and by Regulation W of the Federal Reserve Board, as amended from time to time.

h)	“Banking Affiliate” shall refer to any banking institution, including its respective subsidiaries, that is an affiliate of EVERTEC for purposes of Section 23A and Section 23B of the Federal Reserve Act and Regulation W of the Federal Reserve Board, as amended from time to time.

i)	“beneficially owned”, “beneficial ownership” and similar phrases have the same meanings as such terms have under Rule 13d-3 (or any successor rule then in effect) under the Exchange Act, except that in calculating the beneficial ownership of any Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable upon the occurrence of a subsequent event. Notwithstanding the foregoing, no Person (the “Initial Person”) shall be deemed to beneficially own any securities beneficially owned by another Person who is not an Affiliate of such Initial Person (the “Other Person”) (disregarding solely for the purposes of determining securities beneficially owned by such Other Person, (i) application of this sentence to any securities that have been Transferred (other than in the form of a pledge, hypothecation or similar grant of a security interest only and which shall not involve the grant of a proxy or other right with respect to the voting of such securities) to such Other Person in compliance with the Stockholder Agreement or other applicable Group Agreement and (ii) any Group Securities with respect to such Other Person), including, without limitation, another Holder that is not an Affiliate of such Initial Person.

j)	“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved in the time period expressly contemplated or, in the absence of an expressly contemplated time period, in such time period as applicable, in accordance with historical practices and, to the extent there are no historical practices, within a commercially reasonable time period.

k)	“Business Continuity/Disaster Recovery Plan” means the processes, preventive arrangements and measures taken by a party to be able to respond to an Event in order to be able to recuperate and continue offering its services.

l)	“Business Day” will be each day from Monday through Friday, except for Legal Holidays.

m)	“Client” shall mean any person or entity who establishes or maintains a contractual relationship with COMPANY, BPPR, or one of their respective Subsidiaries for obtaining any service or product offered by EVERTEC and/or COMPANY, BPPR, or one of their respective Subsidiaries.

n)	“Common Shares” means the common stock of EVERTEC, par value $1.00 per share (or the common stock of any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries).

o)	“Company Data” means data, records and information of Company, BPPR or one of their respective Subsidiaries that is maintained or processed by EVERTEC, including all Customer Information.

p)	“Confidential Information” means all confidential or proprietary data, information, know-how and documentation not generally known to the public and any and all tangible embodiments thereof, including but not limited to, that which relates to business plans, financial information and projections, agreements with Third Parties, drawings, designs, specifications, estimates, blueprints, plans, data, reports, models, memoranda, notebooks, notes, sketches, artwork, mock-ups, letters, manuals, patents, patent applications, trade secrets, research, products, services, suppliers, customers, markets, software, developments, inventions, processes, technology, Intellectual Property, engineering, hardware configuration, marketing, operations, pricing, distribution, licenses, budgets or finances, and copies of all or portions thereof which in any way related to the business of EVERTEC, or of COMPANY, BPPR, or one of their respective Subsidiaries, as the case may be, whether or not disclosed, designated or marked as proprietary, confidential or otherwise. Confidential Information will include EVERTEC’s physical security systems, access control systems, and specialized recovery equipment and techniques. Confidential Information will include the Customer Information and Company Data of COMPANY, BPPR, or one of their respective Subsidiaries.
q)	“Control Acquirer” has the meaning set forth in Section 1.31(a).

r)	“Control,” and its correlative meanings, “Controlling,” and “Controlled,” means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

s)	“CPI” means the All Items Consumer Price Index All Urban Consumers, U.S. City Average (1982-84 — 100), which is published by the U.S. Department of Labor, Bureau of Labor Statistics.

t)	“Disaster Recovery Service Addendum” means the Disaster Recovery Service Addendum, dated as of the date hereof, among Popular, BPPR and EVERTEC, as it may amended, restated or supplemented from time to time.

u)	“Drag-Along Transaction” has the meaning set forth in Section 4(d)(i) of the Stockholder Agreement.

v)	“Dragged Asset Sale” has the meaning set forth in Section 4(d)(vii) of the Stockholder Agreement.

w)	“Encumbrances” means any direct or indirect encumbrances, lien, pledge, security interest, claim, charges, option, right of first refusal or offer, mortgage, deed of trust, easement, or any other restriction or third party right, including restrictions on the right to vote equity interests.

x)	“Event” means any event that requires a party to put into effect its Business Continuity/Disaster Recovery Plan.
y)	“EVERTEC Change of Control” means, with respect to EVERTEC, any:

(i) merger, consolidation or other business combination of EVERTEC (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of EVERTEC’s consolidated business at that time) or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries that results in the stockholders of EVERTEC (or such Subsidiary or Subsidiaries) or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or a series of related transactions, holding, directly or indirectly, less than 50% of the voting power of EVERTEC (or such Subsidiary or Subsidiaries) or any such successor, other entity or surviving entity, as applicable, immediately following the consummation of such transaction or series of related transactions; provided that this clause (i) shall not be deemed applicable to any merger, consolidation or other business combination, if, as a result of any such merger, consolidation or other business combination, no Person or Group of Persons that had not had “control” of EVERTEC immediately prior to such transaction, as such term is defined under the Bank Holding Company Act of 1956, shall have obtained such “control”;

(ii) Transfer (other than in the form of a pledge, hypothecation or similar grant of a security interest only and which shall not involve the grant of a proxy or other right with respect to the voting of such equity), in one or a series of related transactions, of equity representing 50% or more of the voting power of EVERTEC (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of EVERTEC’s consolidated business at that time) or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries to a Person or Group of Persons (other than a Transfer of such equity to Apollo Global Management LLC, Popular, any Permitted Ultimate Parent, or their respective Controlled Affiliates);

(iii) transaction in which a majority of the board of directors or equivalent governing body of EVERTEC (or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries) immediately following or as a proximate cause of such transaction is comprised of persons who were not members of the board of directors or equivalent governing body of EVERTEC (or such successor or other entity) immediately prior to such transaction (or are not nominated by Apollo Global Management LLC, Popular, any Permitted Ultimate Parent or their respective Controlled Affiliates) except,

(X) resulting from the compliance, at the time of an initial public offering of either Holdco or EVERTEC (or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries), with the listing requirements, listed company manual or similar rules or regulations of the securities exchange on which Holdco’s or EVERTEC’s (or such successor’s or other entity’s), as the case may be, equity securities will be listed pursuant to such initial public offering, (Y) if a majority of such board of directors is not “independent” under the rules of the applicable securities exchange on the date following such initial public offering upon which Holdco or EVERTEC (or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries), as the case may be, first ceases to be a “controlled company” (or similar status) under the rules and regulations of such exchange, resulting from compliance with the rules and regulations of such exchange that first apply upon Holdco or EVERTEC (or such successor’s or other entity’s), as the case may be, ceasing to be a “controlled company” (or similar status), or (Z) the loss of directors of EVERTEC pursuant to Section 2 of the Stockholder Agreement (as in effect on the date hereof or as may be amended with the approval of Popular and BPPR) that does not result in another Person or Group of Persons having the right or ability to appoint a majority of the board of directors or equivalent governing body of Holdco or EVERTEC (or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries) as a result of such transaction; provided that, for the avoidance of doubt, this clause (Z) shall only apply to the resignation and initial replacement of such directors and not to any subsequent replacement of such directors (whether in connection with another transaction or otherwise); or
(iv) sale or other disposition in one or a series of related transactions of all or substantially all of the assets of EVERTEC and its Subsidiaries (or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries) to a Person who is not an Affiliate of EVERTEC at such time.
z)	“Exchange Act” means the Securities Exchange Act of 1934.

aa)	“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

bb)	“FFIEC” means the Federal Financial Institutions Examination Council.

cc)	”Force Majeure” means causes beyond a Person’s reasonable control, including, but not limited to, acts of God, acts of civil or military authority, war, terrorism, civil commotion, governmental action, explosion, strikes, labor disputes, riots, sabotage, epidemics, fires, floods, hurricanes, earthquakes, or other similar events or disasters.

dd)	“Governmental Authority” means the government or any agency thereof, of any nation, state, commonwealth (including the Commonwealth of Puerto Rico), city, municipality or political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to the government that have regulatory, supervisory, and/or examination authority with respect to COMPANY, BPPR, or one of their respective Subsidiaries and/or of EVERTEC with respect to the matters covered by the Services or their respective operations or financial condition, any quasi governmental entity or arbitral body, any SRO and any applicable stock exchange.

ee)	“Group Agreement” means any agreement governing the acquisition, holding, voting or disposition of securities of a Person; provided, that, so long as Apollo or a subsequent Permitted Controlling Holder is an Affiliate of such Person, such Person is a party to such agreement.

ff)	“Group of Persons” means a group of Persons that would constitute a “group” as determined pursuant to Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

gg)	“Group Securities” means any securities beneficially owned by a Person solely as a result of the Stockholder Agreement or any other Group Agreement and, for the avoidance of doubt, which securities have not been Transferred to such Person or any of its Controlled Affiliates.

hh)	“Holdco Common Shares” means the common stock of Holdco, par value $0.01 per share.

ii)	“Holdco” means Carib Holdings, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico.

jj)	“Holders” means the holders of Holdco Common Shares who are parties to the Stockholder Agreement as set forth in Schedule I thereto, as the same may be amended or supplemented from time to time.

kk)	“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, and (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar debt instruments.

ll)	“Initial Person” has the meaning set forth in the definition of “beneficially owned”.

mm)	“Intellectual Property” means any and all trademarks, service marks, copyrights, patents, trade secrets, commercial and/or internet domain names, software, source codes, contract forms, client lists, marketing surveys or other information, the names, features, designs, functionalities and other specifications related to the names of products or services developed or used or that may hereafter be developed offered or sold by any of the parties, and programs, methods of processing, specific design and structure of individual programs and their interaction and unique programming techniques employed therein.

nn)	“Jurisdiction” has the meaning set forth in Section 1.5(b).

oo)	“Legal Holiday” means Saturday, Sunday or any federal and/or local legal holiday in the Commonwealth of Puerto Rico that is observed by EVERTEC, except as otherwise provided in the Service Level Agreement, a Service Addendum, or as agreed to in writing between the parties.

pp)	“Legal Requirements” mean any applicable federal, state, Puerto Rico, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of law, regulation, statute, guidance or treaty issued by a Governmental Authority, and any standards or guidance issued by the FFIEC.

qq)	“Loss(es)” means losses, liabilities, claims, damages, fines, expenses, penalties, interest expense, costs and fees and disbursements (including reasonable legal counsel and experts’ fees and disbursements), net of any amounts recovered with respect thereto under insurance policies covering any liability thereof if and to the extent applicable in each case, individually or collectively.

rr)	“Material Adverse Effect” means, with respect to any Person, any fact, event, change, effect, development, condition or occurrence that has a materially adverse effect on or with respect to any business, assets, liabilities, financial condition, or results of operations of such Person.

ss)	“Merger IP Licenses” has the meaning set forth in Section 1.26.

tt)	“Non-Controlled Public Entity” means a Person which has equity securities listed on national stock exchange and which Person’s Affiliates do not beneficially own securities representing the majority of the voting power to elect the members of the board of directors or other governing body of such Person.

uu)	“Other Person” has the meaning set forth in the definition of “beneficially owned”.

vv)	“Outsourced Processing Contracts” means the agreement(s) pursuant to which (i) Metavante Technologies, Inc. (or its successor, Fidelity National Information Services, Inc.) provides core bank processing services to Banco Popular North America and (ii) Total Systems Services, Inc. provides credit card processing services to BPPR.

ww)	“Permitted Assignment” means a Permitted Subsidiary Assignment or a Permitted Third-Party Assignment.

xx)	“Permitted Controlling Holder” means a Person that (i) beneficially owns equity securities representing a majority of the voting power to elect the directors of EVERTEC or (ii) any successor or any other entity holding all or substantially all of the assets of EVERTEC and its Subsidiaries in a transaction or series of transactions, in each case, without contravening Section 1.5 or without Popular or BPPR validly exercising their termination right pursuant to Section 1.31 provided that such Person shall be a “Permitted Controlling Holder” only with respect to the applicable entity that issues such securities.

yy)	“Permitted Subsidiary Assignment” means an assignment by EVERTEC of any of its rights, duties or obligations under this Master Agreement to an Assignee Sub in compliance with the provisions of Section 1.5.

zz)	“Permitted Third-Party Assignment” means an assignment by EVERTEC of all its rights, duties and obligations under this Master Agreement to an Asset Acquirer in compliance with the provisions of Section 1.5.

aaa)	“Permitted Ultimate Parent” means with respect to a Permitted Controlling Holder, its Ultimate Parent Entity.

bbb)	“Person” means any individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and will include any assignee and/or successor (by merger or otherwise) of such entity in connection therewith.

ccc)	“Popular Parties Change of Control” means, with respect to Popular and/or BPPR, the acquisition, by a non-Affiliate of the Popular Parties, of (i) more than fifty percent (50%) of the voting power of Popular and/or BPPR, as the case may be or (ii) the legal power to designate a majority of the board of directors (or other persons performing similar functions) of Popular and/or BPPR, as the case may be.

ddd)	“Region” means Puerto Rico, the U.S. Virgin Islands and the British Virgin Islands.

eee)	“Representative” means with respect to a particular Person, any director, officer, partner, member, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

fff)	“Services” means any service contracted from EVERTEC by COMPANY, BPPR, or one of their respective Subsidiaries under this Master Agreement, including any System used therewith.

ggg)	“Solvent” with regard to any Person, means that (i) the sum of the assets of such Person, both at a fair valuation and at a present fair salable value, exceeds its liabilities, including contingent, subordinated, unmatured, unliquidated, and disputed liabilities; (ii) such Person has sufficient capital with which to conduct its business; and (iii) such Person has not incurred debts beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) a right to an equitable remedy for breach of performance to the extent such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

hhh)	“SPV Affiliate” means with respect to any Person, any Affiliate of such Person, whose direct or indirect interest in the Common Shares constitutes more than 30% (by value) of the equity securities portfolio of such Affiliate.

iii)	“SRO” means any domestic or foreign securities, broker-dealer, investment adviser or insurance industry self-regulatory organization.

jjj)	“Stockholder Agreement” means the Stockholder Agreement among Carib Holdings, Inc. and the holders party thereto dated September 30, 2010.

kkk)	“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the total voting power or equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person, or (c) one or more Subsidiaries of such Person.
lll)	“System” means any hardware, software, technology, applications, or combination thereof used by EVERTEC to provide the Services.

mmm)	“Technology Agreement” means the Technology Agreement to be entered into by EVERTEC and Popular as of the date hereof.

nnn)	“Third Party” means any Person that is not a party to this Master Agreement and is not an Affiliate of any party to this Master Agreement.

ooo)	“Transfer” means any direct or indirect sale, assignment, transfer, conveyance, gift, bequest by will or under intestacy laws, pledge, hypothecation or other Encumbrance, or any other disposition, of the stated security (or any interest therein or right thereto, including the issuance of any total return swap or other derivative whose economic value is primarily based upon the value of the stated security) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the stated security (or any interest therein) whatsoever, or any other transfer of beneficial ownership of the stated security, with or without consideration and whether voluntarily or involuntarily (including by operation of law). Notwithstanding anything to the contrary set forth in this Master Agreement, (i) each of (x) a Transfer of equity interests of Popular and (y) a Change of Control of Popular shall be deemed not to constitute a Transfer of any equity interest beneficially owned by Popular; (ii) each of (x) a Transfer of equity interests of Apollo Global Management LLC or any of its Controlled Affiliates that is not an SPV Affiliate, and (y) a Change of Control of Apollo Global Management LLC or any of its Controlled Affiliates that is not an SPV Affiliate shall be deemed not to constitute a Transfer of any equity interest beneficially owned by Apollo or such Affiliate, as applicable; and (iii) each of (x) a Transfer of equity interests of any Permitted Ultimate Parent or any of its Controlled Affiliates that is not an SPV Affiliate, and (y) a Change of Control of any Permitted Ultimate Parent or any of its Controlled Affiliates that is not an SPV Affiliate shall be deemed not to constitute a Transfer of any security beneficially owned by such Permitted Ultimate Parent Entity or such Controlled Affiliate, as applicable; provided that, for the avoidance of doubt, subject to clause (i) above, any Change of Control of an SPV Affiliate shall be deemed to constitute a Transfer of the Common Shares beneficially owned by such SPV Affiliate.

ppp)	“Ultimate Parent Entity” means (i) with respect to Apollo, Apollo Global Management LLC and its successors, (ii) with respect to Popular, Popular and its successors and (iii) with respect to a Permitted Controlling Holder, (x) the Person which (A)(i) Controls such Permitted Controlling Holder or (ii) if no Person Controls such Permitted Controlling Holder, the beneficial owner of a majority of the voting power of such Permitted Controlling Holder and (B) is not itself Controlled by any other Person that is an Ultimate Parent Entity of such Permitted Controlling Holder or (y) if no such Person exists, the Permitted Controlling Holder; provided that, with respect to determining an Ultimate Parent Entity (i) the Control of any entity by a natural person shall be disregarded and (ii) the Control of any Non-Controlled Public Entity by any Person shall be disregarded.
1.2.	Survival. Provisions relating to limitation of liability, indemnity, payment, transition services and other provisions that by their nature are intended to survive shall survive the termination or expiration of this Agreement.

1.3.	Relationship between the Parties. The parties hereto are independent contractors, and this Master Agreement will not be construed in any way as establishing a partnership, joint venture, or express or implied agency relationship between or among them.

1.4.	Non-Exclusive. Except as otherwise set forth herein or agreed to by the parties in writing, the parties hereto acknowledge that this Master Agreement is not exclusive and nothing contained herein will be construed to create an exclusive relationship between EVERTEC, on the one hand, and COMPANY, BPPR, or any of their respective Subsidiaries, on the other. As such, EVERTEC will not be limited in entering into similar agreements with other Persons to provide the same or similar services.

1.5.	Assignment. a) Other than a Permitted Assignment pursuant to Section 1.5(b) or (c), this Master Agreement may not be assigned by any party without the prior written consent of the other parties; provided, that any party may assign its rights, duties and obligations under this Master Agreement to its financing sources solely in connection with the granting of a security interest and the enforcement of all rights and remedies that the assigning party has against the other party under this Master Agreement, subject to the claims, defenses and rights, including rights of set off, that such other party may have against the assigning party.
b)	Assignment to Subsidiaries. EVERTEC may assign any of its rights, duties or obligations to a direct or indirect wholly-owned Subsidiary of EVERTEC (an “Assignee Sub”) if (i) such Assignee Sub is identified by EVERTEC to Popular and BPPR at least 20 Business Days prior to the consummation of the proposed assignment; (ii) (A) such proposed assignment is legally required in order for EVERTEC to provide to Popular, BPPR or their respective Subsidiaries, in the country, state, territory or other jurisdiction (“Jurisdiction”) in which the Assignee Sub is organized, the specific services to be performed pursuant to the assignment of this Master Agreement, and only (x) to the extent of such legal requirement and (y) if EVERTEC provides a written opinion of qualified counsel that opines that such legal requirement is applicable and is based upon reasonable assumptions with respect to such legal requirement or (B) Popular has provided its prior written consent, such consent not to be unreasonably delayed, withheld or conditioned; (iii) such Assignee Sub will be Solvent immediately after and giving effect to such proposed assignment and Popular is reasonably satisfied with the terms and conditions of the proposed assignment; (iv) Popular is a third-party beneficiary to the assignment agreement, which is in form and substance that is reasonably satisfactory to Popular, and which provides that the Assignee Sub’s rights under the assignment agreement will be terminated if the Assignee Sub ceases to be a wholly-owned Subsidiary, directly or indirectly, of EVERTEC and (v) EVERTEC remains fully liable with respect to the performance of all its obligations under this Master Agreement and EVERTEC guarantees the performance of all of the obligations of EVERTEC to Popular assumed by Assignee Sub under this Master Agreement, which guarantee provides that, for the avoidance of doubt, after any termination of the proposed assignment, EVERTEC shall continue to be obligated with respect to any obligation undertaken by Assignee Sub prior to such termination.

c)	Assignment to Third Parties. EVERTEC may assign all of its rights, duties and obligations (or those rights, duties and obligations arising after the effectiveness of the assignment) in a transaction with a third-party assignee (an “Asset Acquirer”) if (i) such Asset Acquirer is identified by EVERTEC to Popular and BPPR at least 30 Business Days prior to the consummation of the proposed assignment; (ii) such Asset Acquirer (A) acquires at least 90% of the consolidated gross assets (excluding cash) of EVERTEC and its Subsidiaries and (B) assumes at least 90% of the consolidated gross liabilities (excluding Indebtedness) of EVERTEC and its Subsidiaries (including the assignment and assumption of all commercial agreements between EVERTEC or any of its Subsidiaries, on the one hand, and Popular, BPPR or any of their respective Subsidiaries, on the other hand) through one legal entity; (iii) neither the Asset Acquirer nor any of its Affiliates is engaged, directly or indirectly, in the banking, securities, insurance or lending business, from which they derive aggregate annual revenues from Puerto Rico in excess of $50 million unless none of them has a physical presence in Puerto Rico that is used to conduct any such business; (iv) the Asset Acquirer will be Solvent immediately after and giving effect to such proposed assignment; and (v) EVERTEC reasonably believes that the Asset Acquirer, after completion of the proposed purchase and assumption transaction, will be capable of providing the Services at the level of service required under this Master Agreement.

d)	Cooperation. EVERTEC shall use its reasonable best efforts to cooperate with Popular and BPPR in evaluating whether any proposed assignment pursuant to this Section 1.5 would be in compliance with the requirements of the provisions contained in this Section 1.5, including the ability of Assignee Sub or Asset Acquirer, as applicable, to comply with the terms of this Master Agreement, including, in each case, by providing any non-confidential information regarding the purposes and plans in connection with such proposed assignment other than information that would create any potential liability under applicable Legal Requirements, violate any confidentiality obligation, or that reasonably would be expected to result in the waiver of any attorney-client privilege.

e)	Notice of Objection. Popular or BPPR shall notify EVERTEC in writing within 15 Business Days following receipt of EVERTEC’s notice of the proposed assignment of any objection to any proposed assignment to an Asset Acquirer under Section 1.5(c) unless EVERTEC has failed to satisfy its obligations pursuant to Section 1.5(d) and Popular or BPPR asserts such failure prior to the expiration of the 15 Business Day objection period, in which case such 15 Business Day period shall be tolled until EVERTEC satisfies its obligations pursuant to Section 1.5(d). If BPPR or Popular fails to timely object to such proposed assignment (taking into account any tolling of the 15 Business Day objection period), it shall be deemed to have consented to such proposed assignment.

f)	Implied Consent. Notwithstanding anything contained herein, if Popular, BPPR or any of their respective Controlled Affiliates votes in favor of a transaction resulting in a proposed assignment and was not compelled to do so as part of a Dragged Asset Sale or other requirement of the Stockholder Agreement or any other Group Agreement with respect to securities issued by Holdco or EVERTEC or any successor or other entity that acquired all or substantially all the assets of Holdco or EVERTEC or any of their respective successors then it shall be deemed to have consented to the assignment.

g)	Invalidity of Impermissible Assignments. Any attempted or purported assignment in violation of this Section 1.5 hereof shall be null and void and the assignee’s rights assigned pursuant to any assignment made in compliance with this Section 1.5 will terminate in the event and to the extent of the termination of this Master Agreement.

h)	BPPR Asset Transfer. If BPPR or any of its Subsidiaries transfers, in a single transaction or series of related transactions (including in a merger, business combination, reorganization, or similar transaction (including by operation of law)) 50% or more of BPPR’s consolidated assets in the Region as of the time of transfer, or assets that generate 50% or more of BPPR’s consolidated revenues in the Region for the full twelve-month period ending at the time of transfer, to any Person, then BPPR shall assign (or cause its applicable Subsidiaries to assign) to such Person its rights, duties and obligations under this Master Agreement in respect of the Services provided to the applicable transferors and shall cause such Person to assume its liabilities under this Master Agreement in respect of the Services provided to the applicable transferor. For the avoidance of doubt, no such assignment shall relieve Popular, BPPR or any of their respective Subsidiaries of their obligations under this Master Agreement to the extent Popular, BPPR or any of their respective Subsidiaries survive any such sale of assets, merger, business combination, reorganization, or similar transaction.
1.6.	Plural, Successors, Assignees, Gender, Days. Unless the context of this Master Agreement clearly requires otherwise, references to the plural include the singular and vice versa; references to any Person include such Person’s permitted successors and assignees; references to one gender, masculine, feminine, or neuter, include all genders; the term “day” refers to a calendar day, “including” is not limited but is inclusive; and the words “hereof”, “herein”, “hereby”, “hereunder” and similar terms in this Master Agreement refer to this Master Agreement as a whole and not to any particular provision of this Master Agreement, article, paragraph, section, and/or a subsection, unless otherwise specified.

1.7.	Binding Effect. This Master Agreement and all the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The parties hereto intend that this Master Agreement will not benefit or create any right or cause of action in, or on behalf of, any Person other than the parties hereto.

1.8.	No Third Party Beneficiaries. Each party intends that this Master Agreement will not benefit, or create any right or cause of action in or on behalf of, any Person other than COMPANY, BPPR, and their respective Subsidiaries, and EVERTEC.

1.9.	Entire Agreement. This Master Agreement, the Agreement and Plan of Merger, the Technology Agreement and other “Ancillary Agreements” (as such term is defined in the Agreement and Plan of Merger) contain the entire understanding of all agreements between the parties hereto with respect to the subject matter hereof and supersede any prior agreement or understanding, oral or written, pertaining to any such matters, which other agreements or understandings will be of no force or effect for any purpose. This Master Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective permitted successors in interest.

1.10.	Interpretation. The general terms and conditions of this Master Agreement and the Exhibits, Addendums, and Schedules made a part hereof from time to time will be interpreted as a single document. However, in the event of a conflict between the general terms and conditions of this Master Agreement and the terms of any Exhibit, Addendum or Schedule hereto, then the terms of the Schedules, Addendums and Exhibits will prevail and control the interpretation of the Master Agreement with respect to the subject matter of the applicable Schedules, Addendums and/or Exhibits; provided, however, that the specific provisions of each Statement of Work and other written instructions listed in Schedule 3 to Exhibit B relating to the term and termination of such Statement of Work and other written instructions shall be governed in accordance with Schedule 3 to Exhibit B. Furthermore, in the event of any conflict or inconsistency between this Master Agreement and any other document referenced herein, regarding the interpretation of the terms of this Master Agreement, this Master Agreement together with its Schedules, Addendums, and Exhibits will prevail and control.

1.11.	Severability. The parties hereto intend all provisions of this Master Agreement to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision hereof is too broad to be enforced as written, the parties intend that the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of this Master Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision will be fully severable, and this Master Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of this Master Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance.

1.12.	Waiver. The tardiness or failure by any of the parties hereto in exercising any right or privilege pursuant to this Master Agreement will not operate as a waiver thereof, nor will the exercise of any right by any party serve as an obstacle to the exercise of any other rights, powers or privileges, or any portion thereof. The waiver of any breach of any provision under this Master Agreement by any party will not be deemed to be a waiver of any preceding or subsequent breach under this Master Agreement. No such waiver will be effective unless in writing.

1.13.	Governing Law. This Master Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Puerto Rico applicable to contracts made and entirely to be performed therein.

1.14.	Trial by Jury. The parties hereby mutually agree that no party, nor any permitted assignee, successor, heir or Representative thereof, will seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon or arising out of this Master Agreement, or any related agreement or instrument among the parties. None of the parties will seek to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial has not been waived. The provisions of this section have been fully negotiated by the parties. The waiver contained herein is irrevocable, constitutes a knowing and voluntary waiver, and will be subject to no exceptions.

1.15.	Dispute Resolution; Arbitration. Except as otherwise provided in writing with respect to EVERTEC’s failure to achieve or maintain a Service Level (as such term is defined below), or except as may otherwise be agreed to in writing among the parties, any dispute, controversy or claim between EVERTEC, on the one hand, and the Popular Parties and their respective Subsidiaries, on the other, or against any Representative of one of the parties, related to this Master Agreement, and any dispute or claim related to the relationship or duties contemplated hereunder, including the validity of this clause (a “Dispute”) will be resolved in accordance with this Section. Each party will give written notice (a “Notice of Dispute”) to the others of any Dispute claimed by it within thirty (30) days of learning of the cause of such a Dispute. The Notice of Dispute will include a reasonable description of the basis of the Dispute, including, without limitation, (i) the specific charge or charges being disputed, (ii) if available and/or applicable, the supporting documentation that is reasonably required for verification of the charge or charges, and (iii) any amounts being withheld. Following delivery of a Notice of Dispute, a Representative of each party will meet and will attempt in good faith to resolve the Dispute. Any Dispute that remains unresolved for more than twenty (20) days after the receipt of a Notice of Dispute shall be referred to designated representatives of the parties hereto who shall negotiate in good faith to resolve such dispute (the “Resolution Forum”). If a Dispute is not resolved in the Resolution Forum, the Dispute shall be submitted to the consideration of a representative from the senior management of EVERTEC who shall be identified in a written notice delivered to the Popular Parties from time to time, the Chief Operating Officer, the Chief Financial Officer or the Chief Information Officer of BPPR and the Chief Operating Officer or the Chief Financial Officer of Popular. Any Disputes that may remain unresolved for more than ninety (90) days following the receipt of a Notice of Dispute may be referred to binding arbitration at the request of any party upon written notice to the other. Such arbitration proceeding will be administered by the American Arbitration Association in accordance with the then-current Commercial Arbitration Rules and will be aired in the Commonwealth of Puerto Rico. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result. A panel of three neutral arbitrators will determine the Dispute of the parties and render a final award in accordance with the applicable substantive law. If the Dispute is between EVERTEC, on the one hand, and one or both of the Popular Parties and their respective Subsidiaries, on the other hand, each of EVERTEC and the Popular Parties shall select one neutral arbitrator and, unless those parties agree on a third neutral arbitrator, such two arbitrators shall select the third arbitrator (subject to such limitations, if any, mutually agreed by those parties). If the Dispute is between the Popular Parties, than each of the Popular Parties shall select one neutral arbitrator and, unless those parties agree on a third neutral arbitrator, such two arbitrators shall select the third arbitrator (subject to such limitations, if any, mutually agreed by those parties). Strict confidentiality will govern the arbitration proceedings, including all information submitted to the arbitrator and the decision or award entered by the arbitrator. Any court having jurisdiction may enter judgment upon the award rendered by the arbitrator. The terms hereof will not limit any obligation of a party to defend, indemnify or hold harmless another party against court proceedings or other Losses. The procedures specified in this section will be the sole and exclusive procedures for the resolution of Disputes among the parties arising out of or relating to this Master Agreement; provided, however, that a party may request temporary remedies in a court of law to maintain the status quo or to protect goods or property until the arbitration has initiated and the selected arbitrator has had the opportunity to resolve the request for temporary relief. Each party is required to continue to perform its obligations under this Master Agreement pending final resolution of any Dispute arising out of or relating to this Master Agreement, unless to do so would be impossible or impracticable under the circumstances.
1.16.	Cumulative Remedies. Except as otherwise expressly provided, all rights and remedies provided for in this Master Agreement will be cumulative and in addition to and not in lieu of any other rights and remedies available to any party at law, in equity or otherwise and will not serve to exclude the exercise of any right or remedy provided by law.

1.17.	Subcontracting the Services. EVERTEC may subcontract with Third Parties for the provision of the Services to COMPANY, BPPR and their respective Subsidiaries in accordance with the outsourcing policies and procedures set forth in Exhibit F hereto (the “Outsourcing Policy”), and which shall comply with the regulatory requirements set forth in the FFIEC’s Statement on Risk Management of Outsourced Technology Services, dated November 28, 2000. EVERTEC may amend or supplement the Outsourcing Policy in its sole discretion; provided that any outsourcing of Services will not be subject to the applicable amendment or supplement unless (a) Popular and BPPR have provided their written consent to the applicable amendment or supplement or (b) such amendment or supplement is required by Legal Requirements. Notwithstanding the foregoing, EVERTEC shall remain exclusively and fully responsible and liable towards COMPANY, BPPR, and their respective Subsidiaries for the due performance of such Services by such subcontractors and there shall be no direct relationship whatsoever between COMPANY, BPPR, or their respective Subsidiaries, on the one hand, and such subcontractors, on the other. Upon reasonable advance written notice by COMPANY or BPPR, EVERTEC will provide COMPANY or BPPR, as the case may be, with copies of any documents in EVERTEC’s possession that are related to EVERTEC’s due diligence and risk analysis of the Services to COMPANY, BPPR or any of their respective Subsidiaries; provided, that EVERTEC may redact from such copies information related solely to customers other than COMPANY, BPPR or their respective Subsidiaries.

1.18.	Non-solicitation. COMPANY agrees that, during the period commencing on the execution of this Master Agreement and ending upon the one (1) year anniversary of the expiration or termination of this Master Agreement, without the prior written consent of EVERTEC, COMPANY shall not, and it shall cause its Subsidiaries not to, directly or indirectly, (i) induce or encourage any employee of EVERTEC to terminate his or her employment with EVERTEC, (ii) solicit for employment or any similar arrangement any employee of EVERTEC or (iii) hire or assist any other Person in hiring any employee of EVERTEC; provided that COMPANY and its Subsidiaries shall not be restricted from (i) accepting referrals for employment made by a placement agency or employment service so long as such placement agency or employment service has not targeted employees of EVERTEC, (ii) making any general advertisement not targeted at employees of EVERTEC appearing in a newspaper, magazine, Internet sites or trade publication, or (iii) soliciting or hiring any person who has not been an employee of EVERTEC for at least 180 days prior to being solicited or hired by COMPANY or its Subsidiaries and whom neither COMPANY nor any of its Subsidiaries, subject to clauses (i) and (ii) of the proviso, have solicited over such 180-day period.

1.19.	Prohibition on Publicity. Neither EVERTEC nor the Popular Parties (or their respective Subsidiaries) may advertise or promote using the name or description of the other parties or party, respectively, without in each instance the express written consent of EVERTEC or the Popular Parties, as applicable.

1.20.	Business Days and Legal Holidays. Except as expressly agreed to otherwise for a particular Service, in the event that any action, payment, or time period, under this Master Agreement, becomes due on a day that is a Legal Holiday, such action, payment or time period will be performed and/or expire, as applicable, on the next Business Day immediately following the Legal Holiday.

1.21.	Notices. All notices, requests, demands, consents and other communications given or required to be given under this Master Agreement and under the related documents will be in writing and delivered to the applicable party at its main office or any other place as designated by each party in writing.

1.22.	Incorporation. All Exhibits, Schedules, Addendums, certificates, agreements and other documents attached hereto and to which reference is made herein are incorporated by reference as if fully set forth herein.

1.23.	Headings. The headings used in this Master Agreement are inserted for purposes of convenience of reference only and will not limit or define the meaning of any provisions of this Master Agreement.

1.24.	Language. This Master Agreement has been executed in the English language and all Exhibits, Addendums and Schedules to this Master Agreement shall be in English, except that any Addenda in effect prior to the date hereof may be in Spanish.

1.25.	Counterparts. This Master Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

1.26.	Representations and Warranties. EVERTEC, COMPANY and BPPR each represent and warrant that (i) it has the power and authority to grant the rights and perform the obligations to which it commits herein; (ii) the execution of this Master Agreement by the person representing it will be sufficient to render the Master Agreement binding upon it; (iii) except for consents, approvals, waivers and authorizations relating to COMPANY’s right to assign, or EVERTEC’s right to assume or otherwise make use or benefit from, any license that is (a) the subject of Section 5.25 of the Agreement and Plan of Merger or (b) set forth in a Company IP Agreement (as that term is defined in the Agreement and Plan of Merger), in each case, to use Third Party Intellectual Property (such licenses the “Merger IP Licenses”) that has not been obtained by EVERTEC as of the Effective Date, neither its performance hereunder nor the exercise by the other parties of rights granted by the warranting party hereunder will violate any applicable laws or regulations, or the legal rights of any Third Parties, or the terms of any other agreement to which the warranting party is or becomes a party; and (iv) it has and will maintain an adequate system of internal controls and procedures for financial reporting. Each party is separately responsible for ensuring that its performance and grant of rights do not constitute any such violation during the term of this Master Agreement. Each of the foregoing representations and warranties and any other representations and warranties made throughout this Master Agreement will be deemed provided by the parties on the Effective Date hereof and will be continuous in nature throughout the life of this Master Agreement.

1.27.	Specific Performance. COMPANY and EVERTEC agree that if an act or omission of one of the Popular Parties or any of their respective Subsidiaries, on the one hand, or EVERTEC, on the other hand, results in a breach of Section 1.5(h), Section 1.18, Section 2.1(b), Section 2.8, Section 2.9, Section 2.10, Article 5 or Article 6, EVERTEC or the Popular Parties, as applicable, will be irreparably damaged, no adequate remedy at law would exist and damages would be difficult to determine, and that EVERTEC or one of the Popular Parties, as applicable, shall be entitled to an injunction or injunctions to prevent such breach, and to specific performance of the terms of Section 1.5(h), 1.18, Section 2.1(b), Section 2.8, 2.9, Section 2.10, Article 5 or Article 6, as the case may be, in addition to any other remedy at law or equity, without having to post bond or any financial undertaking.

1.28.	Limitation of Actions. No action, regardless of form, arising out of any claimed breach of this Master Agreement or the Services provided hereunder, may be brought by any party more than two (2) years after such party has obtained actual knowledge of the cause of action or after the statute of limitations prescribed by Puerto Rico law, whichever is less.

1.29.	Additional Assurances. The parties covenant and agree that subsequent to the execution and delivery of this Master Agreement and without any additional consideration, each will execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Master Agreement.

1.30.	No BPPR Guarantee. The parties acknowledge and agree that notwithstanding anything to the contrary contained in this Master Agreement, BPPR is party to this Master Agreement only to the extent that it receives Services from EVERTEC, and BPPR shall be liable to EVERTEC only for the performance of its (and its Subsidiaries’) duties, obligations and payments under this Master Agreement. BPPR shall not guarantee or otherwise be liable for the performance of any duties, obligations or payments of any of BPPR’s Affiliates (other than BPPR itself and BPPR’s Subsidiaries) or for the performance of any duties, obligations or payments of Popular or Popular’s Subsidiaries arising under this Master Agreement.

1.31.	EVERTEC Change of Control.
a)	EVERTEC Change of Control. Popular and BPPR shall have the right, subject to Section 1.31(c), to terminate this Master Agreement up to 30 days following the later of (i) the occurrence of an EVERTEC Change of Control or (ii) the date on which EVERTEC provides Popular and BPPR written notice that an EVERTEC Change of Control has occurred or is likely to occur (provided that if EVERTEC has not satisfied its obligations pursuant to Section 1.31(b) and that Popular or BPPR asserts such failure prior to the expiration of the 30-day period then such 30-day period shall be tolled until EVERTEC satisfies its obligations under Section 1.31(b) and provided further that if an EVERTEC Change of Control occurs, and EVERTEC fails to provide Popular and BPPR written notice thereof within 30 days thereof, then Popular and BPPR shall have an unqualified right to terminate this Agreement), unless (w) the Person or Group of Persons proposing to engage in such proposed EVERTEC Change of Control transaction (the “Control Acquirer”) is identified to Popular by EVERTEC at least 30 Business Days prior to such proposed EVERTEC Change of Control; (x) neither the Control Acquirer nor any of its Affiliates is engaged, directly or indirectly, in the banking, securities, insurance or lending business, from which they derive aggregate annual revenues from Puerto Rico in excess of $50 million unless none of them has a physical presence in Puerto Rico that is used to conduct any such business; (y) EVERTEC (or its successor, as applicable) will be Solvent immediately after and giving effect to such proposed EVERTEC Change of Control; and (z) EVERTEC (or its successor, as applicable), after the proposed EVERTEC Change of Control, will be capable of providing the Services at the level of service that is required under this Master Agreement; provided further that if Popular, BPPR or any of their respective Controlled Affiliates votes in favor of the transaction resulting in the EVERTEC Change of Control or Transfers (other than a Transfer in the context of a merger, business combination, reorganization, recapitalization or similar transaction) any equity securities in connection with the transaction resulting in the EVERTEC Change of Control and, in either case, was not compelled to do so as part of a Drag-Along Transaction, a Dragged Asset Sale or other requirement of the Stockholder Agreement or any other Group Agreement with respect to Holdco, EVERTEC or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries, then such termination right shall not apply.
b)	Cooperation. EVERTEC shall use its reasonable best efforts to cooperate with Popular and BPPR in evaluating whether any proposed EVERTEC Change of Control would be in compliance with the requirements of this Section 1.31 including the ability of Assignee Sub or Asset Acquirer, as applicable, to comply with the terms of this Master Agreement, including, in each case, by providing any non-confidential information regarding the purposes and plans in connection with such proposed EVERTEC Change of Control other than information that would create any potential liability under Legal Requirements, violate any confidentiality obligation, or that reasonably would be expected to result in the waiver of any attorney-client privilege.

c)	Notice of Objection. If EVERTEC provides at least 30 days’ written notice to Popular and BPPR prior to an EVERTEC Change of Control, BPPR and/or Popular shall notify EVERTEC in writing within 15 Business Days following receipt of EVERTEC’s notice of the proposed EVERTEC Change of Control of any objection to any proposed EVERTEC Change of Control on the basis that it does not satisfy the criteria set forth in clauses (w) through (z) of Section 1.31(a) (unless EVERTEC has failed to satisfy its obligations pursuant to Section 1.31(b) and Popular or BPPR asserts such failure prior to the expiration of the 15 Business Day objection period, in which case such 15 Business Day objection period shall be tolled until EVERTEC satisfies its obligations pursuant to Section 1.31(b)). If BPPR or Popular fails to timely object to such proposed assignment (taking into account any tolling of the 15 Business Day objection period), it shall be deemed to have consented to such proposed EVERTEC Change of Control and waived its right of termination under Section 1.31(a).
ARTICLE TWO — THE SERVICES
2.1	Services.
a)	EVERTEC will provide to COMPANY, BPPR, and their respective Subsidiaries the Services which are listed in Exhibit B, attached hereto, including the additional descriptions of certain of such Services in the document Application Processing Base Prices Details included as Schedule 1 to Exhibit B.

b)	Each of COMPANY and BPPR agrees to, and to cause each of its respective Subsidiaries to, receive the Services provided on the date hereof as set forth on Exhibit B (to the extent a Service is provided by EVERTEC to COMPANY, BPPR, or their respective Subsidiaries prior to the date hereof and continuing on the date hereof (except for a Service that relates to a non-recurring, definitive project), such Service shall be added to Exhibit B), including any change, modification, enhancement or upgrade of such Services in accordance with Sections 2.6 and 2.7 (collectively, the “Exclusive Services”), on an exclusive basis from EVERTEC. Subject to the terms of this Master Agreement, COMPANY, BPPR, and their respective Subsidiaries shall not, without the prior written consent of EVERTEC, use a Third Party to provide any of the Exclusive Services and COMPANY, BPPR, and their respective Subsidiaries shall not perform any of the Exclusive Services themselves or through their Subsidiaries (other than through EVERTEC); provided, however, that upon a

Release Event (as such term is defined under the Technology Agreement), COMPANY, BPPR, and their respective Subsidiaries shall have the right, in accordance with the terms of the Technology Agreement, to (i) provide for themselves or (ii) use an Affiliate of COMPANY, BPPR and their respective Subsidiaries or a Third Party to provide, an Exclusive Service or Exclusive Services to which such Release Event relates. Such right of COMPANY, BPPR and their respective Subsidiaries to provide an Exclusive Service or Exclusive Services to themselves or to use an Affiliate or Third Party for the provision of the applicable Exclusive Service or Exclusive Services shall immediately cease upon (i) EVERTEC properly exercising its Clawback Right (as that term is defined in the Technology Agreement) or (ii) the rendering of a arbitral decision in accordance with Section 9.1 of the Technology Agreement pursuant to which it is determined that a Release Event did not occur.
c)	If EVERTEC and the Popular Parties, or any of their respective Subsidiaries, agree from time to time upon terms and prices for certain Services, then EVERTEC, on the one hand, and the Popular Parties or any of their appropriate respective Subsidiaries, on the other hand, will execute a separate addendum (each, a “Service Addendum”) setting forth the mutually agreed upon terms and prices for such Services. Each such Service Addendum will be incorporated and, to the extent not incompatible, will be subject to the terms and conditions of this Master Agreement. Nothing herein will be interpreted as imposing an obligation upon EVERTEC to develop new Services, or upon COMPANY, BPPR, or any of their respective Subsidiaries to acquire any additional Services from EVERTEC. The parties agree that regardless if a Service is set forth in a Service Addendum or not, the pricing relative to any and all Services will be set forth in Exhibit B, which will serve as a master list of the Services and corresponding pricing. The parties agree that Exhibit B will be reviewed and updated on an ongoing basis following the Effective Date hereof. Any changes to Exhibit B shall be agreed to by both parties by executing an amended and restated Exhibit B clearly denoting the date any such changes become effective; provided that EVERTEC may amend Exhibit B upon notice to, but without the consent of, the Popular Parties in order to reflect the price adjustments provided in Section 3.1(b), or any change, modification, enhancement or upgrade of the Services permitted pursuant to Section 2.1(b), but for the avoidance of doubt subject to the consent requirements of Sections 2.6 and 2.7.

d)	The Service Addenda set forth in Schedule 2 to Exhibit B are hereby incorporated into this Master Agreement by this reference.

e)	Each Statement of Work (“SOW”) pursuant to which EVERTEC provides Services(s) to COMPANY, BPPR and/or their respective Subsidiaries as of the date hereof (except for any SOW that relates to a non-recurring definitive project) is set forth in Schedule 3 to Exhibit B and is hereby incorporated into this Master Agreement.

f)	Each SOW to be entered into after the date of this Master Agreement, pursuant to which EVERTEC shall provide Services(s) to COMPANY, BPPR and/or their respective Subsidiaries after the date hereof shall be set forth in Schedule 4 to Exhibit B and shall be incorporated into this Master Agreement.

g)	Notwithstanding anything to the contrary herein, COMPANY, BPPR, and their respective Subsidiaries shall not be obligated (i) to receive any service or product from EVERTEC that is not an Exclusive Service, or (ii) to grant a Right of First Refusal with respect to any service or product, that is outside the scope of the business of EVERTEC.
2.2	Service Personnel. EVERTEC agrees that it will use its Best Efforts to assign qualified, adequately trained, and efficient professionals and personnel who will use their Best Efforts to discharge their obligations under this Master Agreement in an efficient and timely manner and to exercise reasonable care in performing the Services subject to the terms and conditions of each Service.

2.3	Service Level Agreement. The Services will be rendered in a commercially reasonable manner, in accordance with the performance standards and service levels applicable to the Service in question, generally accepted industry practices and procedures used in performing services of a like-kind to the Services but no less than with the same degree of care and diligence practiced prior to the date hereof (the “Service Levels”). Unless agreed to otherwise in writing by the parties, all Service Levels will be subject to the general terms and conditions of the Service Level Agreement attached hereto as Exhibit C (together with Schedule 1 to Exhibit C, the “Service Level Agreement”), which was entered into under, and incorporated into, the 2010 MSA and is further incorporated into this Master Agreement by reference. Furthermore, the parties agree that EVERTEC’s performance levels and procedures for Services for which no Service Level or procedures have been expressly defined shall be no less than the performance levels and procedures prior to the date hereof or, to the extent any such Services have not been provided to COMPANY, BPPR, and their respective Subsidiaries prior to the date hereof, such Services shall be provided at Service Levels that are at least consistent with then prevailing industry standards or as mutually agreed to by the parties. The parties agree that regardless if a Service is set forth in a Service Addendum or not, if the Service is subject to Service Levels, such Service Levels will be set forth in Schedule 1 of the Service Level Agreement which will serve as a master list of all Service Levels applicable to the Services COMPANY, BPPR, and their respective Subsidiaries receive hereunder. The parties agree that Schedule 1 will be reviewed and updated on an ongoing basis following the Effective Date hereof. Any changes to the Service Levels set forth in Schedule 1 shall be agreed to by the parties by executing an amended and restated Schedule 1 clearly denoting the date any such changes become effective. The parties agree that they shall negotiate in good faith with respect to any disputes arising from the updating of Schedule 1.
2.4	Reports and Errors.
a)	COMPANY and BPPR will be responsible for reviewing and reconciling, the reports, statements, files, and any notice, correspondence or communication (collectively, the “Reports”) it or its Subsidiaries receives from EVERTEC and each of Company and BPPR agrees to exercise Best Efforts to do so in a commercially reasonable time period taking into account any deadlines imposed by any Legal Requirements.

b)	Each of COMPANY and BPPR shall exercise Best Efforts to detect and report errors and/or discrepancies (“Errors”) in the Reports received from EVERTEC within a commercially reasonable time period taking into account any deadlines imposed by any Legal Requirements.

c)	The notice given by COMPANY or BPPR to EVERTEC shall specify and describe the Errors detected by COMPANY or BPPR, as the case may be, and the parties shall use their respective Best Efforts and cooperate with each other to obtain and/or provide to each other any available information that may be necessary, relevant and/or useful to identify the cause of any Errors and correct and resolve such Errors.

d)	EVERTEC shall exercise Best Efforts to correct, resolve and/or reprocess the Errors reported to EVERTEC by COMPANY or BPPR within a commercially reasonable time period.

e)	Any party may require that any controversy related to or arising under the provisions of this Section 2.4 be processed as a Dispute pursuant to Section 1.15, but in such case the Dispute shall be immediately addressed by each party’s Representative negotiating in good faith without having to comply with the Dispute Notice and time periods set forth in Section 1.15.
2.5	Specifications for Services.
a)	Based on COMPANY’s and BPPR’s instructions, EVERTEC will establish the processing parameter settings, features and options (collectively, the “Specifications”) for the Services that will apply to COMPANY, BPPR, and their respective Subsidiaries (including all control and verification mechanisms utilized in each processing function related to the Services).

b)	The parties agree that unless otherwise agreed to in writing by the parties, the Specifications will be derived from or in compliance with the respective terms and conditions established or documented by the parties using means such as, but not limited to: (i) electronic systems used to register service requests; (ii) operational manuals of COMPANY, BPPR, or their respective Subsidiaries provided to EVERTEC; (iii) SOWs; (iv) service standard forms provided by COMPANY, BPPR and/or a Client to EVERTEC; and (v) any other written instructions that may be provided by COMPANY or BPPR to EVERTEC from time to time; provided, that in the event any Specification is documented by the parties pursuant to clauses (i) — (v) in this Section 2.5 and such Specification relates to a recurring Service (as opposed to a definitive project), Exhibit B shall be amended to include such Specification and the corresponding fee agreed to by the parties.

c)	COMPANY will certify and approve all Specifications and modifications thereof before their activation in the production environment. EVERTEC will perform system processing and provide the Services in accordance with the Specifications.

d)	COMPANY will ensure that, throughout the Term of this Master Agreement, all communications networks and devices used by it in receiving the Services under this Master Agreement, including the Internet and any virtual private network, will conform to the Specifications as are agreed to by the parties from time to time.

e)	Should the Specifications call for the use of software owned by or under license to EVERTEC, or should

EVERTEC be required to procure hardware, software or other items in order to perform the Services in accordance with the Specifications, (i) COMPANY, BPPR, or one of their respective Subsidiaries may subscribe to a separate license agreement for such software; and/or (ii) EVERTEC will pass through and assign to COMPANY, BPPR, or one of their respective Subsidiaries all warranties provided by the manufacturer(s) and/or licensor(s) of such items; provided, however that all disclaimers and/or limitations of liabilities relating to such software, hardware or other items will be deemed extended to include EVERTEC.
2.6	Modifications to Services.
a)	Subject to Section 8.2, EVERTEC reserves the right to change, modify, enhance or upgrade the manner in which it renders the Services, at any time, provided, however, that any change, modification, enhancement or upgrade does not adversely affect the functionality of the Services, the fees for such Service and/or the agreed upon Service Levels, as applicable, and provided that (i) EVERTEC provides written notice of such modification to COMPANY and BPPR at least forty-five (45) days prior to implementation of any such change, modification, enhancement or upgrade, (ii) such notice describes in reasonable detail the change, modification, enhancement or upgrade to be made by such modification and EVERTEC promptly answers any reasonable inquiries of COMPANY, BPPR, or one of their respective Subsidiaries regarding such change, modification, enhancement or upgrade and (iii) neither COMPANY nor BPPR delivers a written notice to EVERTEC prior to such implementation that it reasonably believes that such change, modification, enhancement or upgrade would be likely to adversely affect its or one of its Subsidiaries’ compliance with applicable Legal Requirements.

b)	Any change, modification, enhancement or upgrade requested or required by COMPANY or BPPR that is not a Mandatory Enhancement or a Supplemental Mandatory Enhancement (a “Requested Enhancement”) will require written notice to EVERTEC. Upon receipt of such notice, EVERTEC will exercise Best Efforts to prepare and present to COMPANY or BPPR, as soon as possible, a written estimate of the costs for the Requested Enhancement and any adjustment in fees that may be necessary as a result thereof. EVERTEC’s Best Efforts will take into consideration the business needs of COMPANY, BPPR, and their respective Subsidiaries and any timeframes for implementation related thereto. The parties will have a period of thirty (30) days following the receipt of the estimate to negotiate in good faith any costs and/or price adjustments. Should the parties be unable to arrive at mutually agreed upon costs and/or price adjustments within such thirty (30) day time period, the changes will not be developed by EVERTEC and this Master Agreement will continue in full force in effect under the then current terms and conditions; provided, however, notwithstanding anything to the contrary contained in this Master Agreement, COMPANY, BPPR, and their respective Subsidiaries may, subject to the terms and conditions of the Technology Agreement, have such changes developed by another contractor of COMPANY, BPPR, or one of their respective Subsidiaries. In cooperation with such contractor, EVERTEC will implement the developed changes into the Services.
2.7	Mandatory Enhancements.
a)	Subject to Section 8.2, EVERTEC will provide change, modification, enhancement or upgrade to certain Services to ensure that those Services permit COMPANY, BPPR, or their respective Subsidiaries to comply with mandatory changes in COMPANY’s, BPPR’s, or their respective Subsidiaries’ Legal Requirements (the “Mandatory Enhancements”).

b)	EVERTEC shall consult with COMPANY and BPPR, as well as other EVERTEC customers affected by the relevant Mandatory Enhancement, regarding the interpretation of the relevant Legal Requirements as well as the strategy for implementation of the Mandatory Enhancement. Ultimately, the design and implementation of the Mandatory Enhancement shall be based on EVERTEC’s reasonable interpretation of the relevant Legal Requirement and its understanding of the Services affected thereby.

c)	EVERTEC may charge COMPANY or BPPR at the time and material rates set forth in Exhibit B, as applicable, for development hours expended on Mandatory Enhancements for COMPANY, BPPR, or any of their respective Subsidiaries on a prorated basis. The costs will be proportionately allocated among EVERTEC’s affected customers. Any such charges shall be disclosed to COMPANY and BPPR as soon as reasonably possible following the consultations described in Section 2.7(b), including a description of how they are to be calculated and allocated among COMPANY, BPPR, and their appropriate respective Subsidiaries, on the one hand, and EVERTEC’s other affected customers, on the other. If COMPANY or BPPR can reasonably demonstrate that it or its applicable Subsidiary is not subject to the Legal Requirement that is the subject of a given Mandatory Enhancement, COMPANY, BPPR, and their appropriate respective Subsidiaries shall not be charged any development fees for such enhancement.

d)	In the event that COMPANY, BPPR or any of their respective Subsidiaries requests other changes, modifications, enhancements or upgrades to the Services that are different from or in addition to, but requested in connection with, Mandatory Enhancements (the “Supplemental Mandatory Enhancements”), then, provided EVERTEC agrees to make such changes, modifications, enhancements or upgrades (which agreement shall not be unreasonably withheld), COMPANY, BPPR or any of their Subsidiaries that request a Supplemental Mandatory Enhancement, shall be charged a development fee at the time and material rates specified in Exhibit B, as applicable. EVERTEC may charge COMPANY, BPPR or any of their Subsidiaries that request a Supplemental Mandatory Enhancement, an ongoing usage fee for any new Service resulting from (i) Mandatory Enhancements to the extent charged its other customers, or (ii) Supplemental Mandatory Enhancements.
2.8	Non-Circumvention Covenants.
a)	EVERTEC agrees that it shall not directly initiate or procure any negotiations or contacts with any Client that are designed or intended to:
(i)	induce, cause, or propose to any Client to terminate any of the accounts and/or any other business relationships such Client may have with COMPANY, BPPR, or any of their respective Subsidiaries (including but not limited to accounts or relationships for which COMPANY, BPPR, or their respective Subsidiaries shall have engaged EVERTEC to provide any of the Services); or

(ii)	induce, cause, or propose to any Client to seek to transfer such accounts and/or business relationships from COMPANY, BPPR, or their respective Subsidiaries to another Person.
b)	The Popular Parties agree that they shall not, nor cause any of their respective Subsidiaries to, directly initiate or procure any negotiations or contacts with any of EVERTEC’s clients or service providers that are designed or intended to:
(i)	induce, cause, or propose to any such client or service provider to (A) terminate any of the accounts and/or any other business relationships such client may have directly with EVERTEC, as applicable or (B) modify the terms of such client’s or service provider’s agreement(s) with EVERTEC in a manner that is adverse to EVERTEC, or

(ii)	induce, cause, or propose to any such client or service provider of EVERTEC to (A) reduce or curtail the amount or type of services or goods that EVERTEC provides, sells or receives from or to such client or service provider, (B) reduce the amount of business with, prices paid to, or revenue from, a client, (C) increase the prices paid by a service provider or (D) seek to transfer such accounts and/or business relationships from EVERTEC to another Person;
provided, that the mere fact that COMPANY, BPPR, or one of their respective Subsidiaries shall have engaged EVERTEC to provide any of the Services to its Clients will not cause such Clients to be considered “clients” or “accounts” and/or “business relationships” of EVERTEC for purposes of this Section.
c)	Nothing in this Section 2.8 shall be interpreted to preclude or prevent either party from (i) distributing marketing materials on its products and services to the general public; or (ii) responding to requests for products and services from the other party’s respective clients or other Persons, but, in the case of EVERTEC, subject to the limitations imposed under Section 2.9(a). In addition, nothing in paragraphs (a) or (b) of this Section shall be interpreted to preclude or prevent EVERTEC from entering into any agreement with a Person in the same industry or a similar industry which offers similar products or services as COMPANY (a “Competitor”) pursuant to which such Competitor will provide to its clients any one or more services similar to the Services; provided, however, that EVERTEC in its dealings with such Competitor shall at all times comply with its confidentiality obligations under this Master Agreement. Nothing in this Section 2.8 shall be deemed to apply to services of the type provided pursuant to the Independent Sales Organization Sponsorship and Services Agreement between BPPR and EVERTEC or services of the type typically provided by Independent Sales Organizations to merchants.
2.9	Non-Compete Covenants.
a)	Notwithstanding the provisions of Section 2.8, EVERTEC agrees that, without Popular’s, or its relevant Subsidiary’s, prior written consent, it shall not offer, provide or market any of the Restricted Payment

Processing Services (as defined below) to any of the Strategic Clients (as defined below). Furthermore, the parties agree that they shall cooperate with each other to provide, offer and market the Restricted Payment Processing Services to Strategic Clients. In the event COMPANY, BPPR, and all of their respective Subsidiaries cease to offer any service included in the definition of “Restricted Payment Processing Services” to any of its Clients, such service shall no longer be included in the list of Restricted Payment Processing Services and EVERTEC shall be permitted to offer such service without any restriction.
b)	For purposes of this Section:
1.	“Restricted Payment Processing Services” means the payment processing services that are currently being offered by COMPANY, BPPR, or one of their respective Subsidiaries to Clients, and that are listed below.
(i)	Multi Merchant Pay

(ii)	Call Center Pay

(iii)	Kiosk

(iv)	Check-Out Payment

(v)	PER/PER WEB

(vi)	Lockbox Retail/Wholesale

(vii)	Telepago Online

(viii)	IVRU
2.	“Strategic Clients” means the Clients listed in Exhibit D to this Master Agreement, which shall be subject to the provisions of this Section so long as such Clients maintain an account and/or business relationship with COMPANY, BPPR, or one of their respective Subsidiaries. Exhibit D may be amended only with the prior written consent of Popular and EVERTEC.
2.10	Right of First Refusal.
a)	For purposes of this Section the following terms shall have the corresponding meanings:
1.	“COMPANY New Service” means a new service or product created or developed independently by COMPANY, BPPR, or one of their respective Subsidiaries.

2.	“Development Project” means the implementation of any development, maintenance, enhancement, modification or other technology projects related to the Services.

3.	“EVERTEC New Service” means a new service or product created or developed by EVERTEC internally or by a Third Party unless such service or development is created by, or at the specific request of an EVERTEC client other than COMPANY, BPPR, or one of their respective Subsidiaries.

4.	“Exercise Notice” means notification by Grantee to Grantor of its desire to exercise its Right of First Refusal for a Special Service Project.

5.	“Grantor” means the party granting the Right of First Refusal.

6.	“Grantee” means the party receiving the Right of First Refusal.

7.	“Notice of Intent” means notification by Grantor to Grantee of its intent to implement a Special Service Project.

8.	“Option Period” means the period of thirty (30) days following receipt of the Notice of Intent, during which Grantee must deliver its Exercise Notice to Grantor.

9.	“Outsourced Processing Service” means the services provided under the Outsourced Processing Contracts.

10.	“Right of First Refusal” means the right of the Grantee to be given an opportunity before any other Person to accept or reject an offer.

11.	“Special Service Project” means collectively and individually, Development Projects, COMPANY New Services, EVERTEC New Services and Outsourced Processing Service.
b)	Each of EVERTEC, on the one hand, and the Popular Parties and their respective Subsidiaries, on the other hand, shall grant to EVERTEC or the Popular Parties, as applicable, a Right of First Refusal under the following circumstances:
1.	Should COMPANY, BPPR, or one of their respective Subsidiaries intend to (i) implement any Development Project, or (ii) create or offer a COMPANY New Service; or

2.	Subject to Section 2.1(e), should EVERTEC intend to create or offer an EVERTEC New Service.

3.	Should COMPANY, BPPR, or one of their respective Subsidiaries intend to extend or renew any of the Outsourced Processing Contracts or enter into a new agreement to provide any portion of the Outsourced Processing Services.
c)	Upon occurrence of any one of the circumstances listed in paragraph (b), Grantor will send Grantee a Notice of Intent.

d)	If Grantee determines it will exercise its Right of First Refusal, Grantee must send Grantor its Exercise Notice within the Option Period.

e)	Upon Grantor’s receipt of Grantee’s Exercise Notice, the parties will immediately commence good faith negotiations to enter into a definitive agreement for the Special Service Project to be incorporated hereunder as a Service Addendum stating the mutually agreed upon terms and prices for such Services.

f)	Grantor will be entitled to negotiate the Special Service Project with a Third Party and Grantee’s Right of First Refusal will be deemed terminated should one of the following circumstances occur:
1.	Grantee notifies Grantor that it will not exercise its Right of First Refusal;

2.	Grantee fails to exercise its Right of First Refusal within the Option Period;

3.	The parties are unable to reach an agreement by the fiftieth (50th) day following the date of the Exercise Notice; provided, however, that in such case, the terms and conditions for the Special Service Project as offered by or to a Third Party must be as favorable or better to the Grantee than those proposed during the negotiations between the parties; or

4.	This Master Agreement is terminated in accordance with Article Nine herein.
g)	In the event that EVERTEC decides not to exercise its Right of First Refusal within the Option Period and COMPANY, BPPR, or one of their respective Subsidiaries contracts the Development Project or COMPANY New Service to a Third Party, COMPANY and BPPR acknowledge and agree that EVERTEC will not be liable for any errors to or impact on the Services as a result of the work performed by such Third Party and will have no obligation under this Master Agreement to correct such errors or impact, unless otherwise agreed to by the parties.

h)	In furtherance of Section 2.10(b)(3), within a sufficient period of time before the expiration of any of the Outsourced Processing Contracts, COMPANY, BPPR, and their appropriate respective Subsidiaries shall provide EVERTEC and its Representatives with access to COMPANY, BPPR, and/or their appropriate respective Subsidiaries’ personnel, documents and Company Data related to such Outsourced Processing Contracts, in each case to the extent permitted under and subject to Legal Requirements and contracts with Third Parties and as is reasonably necessary for EVERTEC to evaluate the Outsourced Processing Services and make a bona fide proposal to offer the Outsourced Processing Services.
2.11	Equipment.
a)	EVERTEC will retain all right, title or interest in any EVERTEC equipment supplied to COMPANY, BPPR, or any of their respective Subsidiaries as part of the Services (“EVERTEC Equipment”), and no ownership rights in such EVERTEC Equipment will transfer to COMPANY, BPPR, or any of their respective Subsidiaries. COMPANY, BPPR, and their respective Subsidiaries will, as applicable, provide a suitable and secure environment, free from environmental hazards, and electric power for such EVERTEC Equipment located in premises operated or controlled by COMPANY, BPPR, or one of their respective Subsidiaries, and will keep the EVERTEC Equipment free from all liens, charges, and encumbrances. COMPANY, BPPR, and their respective Subsidiaries, as applicable, will bear the risk of loss of or damage to EVERTEC Equipment (ordinary wear and tear excepted) from any cause except to the extent caused by EVERTEC or its suppliers. COMPANY, BPPR, and their respective Subsidiaries agree that they will not remove, relocate, modify, or interfere with EVERTEC Equipment, or attach EVERTEC Equipment to non-EVERTEC equipment without prior written authorization from EVERTEC.
b)	Title to and risk of loss of any equipment purchased from EVERTEC will pass to COMPANY, BPPR, or their respective Subsidiaries as of delivery, upon which date EVERTEC will have no further obligations of any kind with respect to such purchased equipment, except as set forth in a document executed by the appropriate parties.

c)	All ownership or leasehold interest in a party’s facilities, and associated equipment used in connection with the Services, will at all times remain with that party. If any equipment of COMPANY, BPPR, or any of their respective Subsidiaries (“COMPANY Equipment”) is used to provide the Services, COMPANY, BPPR, or their appropriate respective Subsidiaries, will grant EVERTEC a non-transferable and non-exclusive license to use such COMPANY Equipment in the manner necessary to provide the Services, except as otherwise may be provided in writing.
2.12	Import/Export Control.
a)	The parties acknowledge that equipment, products, software, and technical information (including, but not limited to, technical assistance and training) provided under this Master Agreement may be subject to import or export laws, conventions or regulations, and any use or transfer of the equipment, products, software, and technical information must be in compliance with all such laws, conventions and regulations. The parties will not use, distribute, transfer, or transmit the equipment, products, software, or technical information (even if incorporated into other products) except in compliance with such laws, conventions and regulations. If requested by either party, the other party agrees to sign written assurances and other documents as may be required to comply with such laws, conventions and regulations.

b)	In the event any necessary import or export license cannot be obtained within six (6) months after making an application, no party will have further obligations with respect to providing or purchasing and, if applicable, COMPANY, BPPR, or one of their respective Subsidiaries will return the equipment, products, software, or technical information that is the subject matter of the unsuccessful application.
2.13	Business Continuity/Disaster Recovery Plan and Disaster Recovery Services Addendum. Each party acknowledges that it is responsible for maintaining in effect at all times an appropriate Business Continuity/Disaster Recovery Plan (the “Plan”). EVERTEC warrants that its Plan addresses the continuation of the services it provides to its clients as specified therein, if an Event threatens to impair or disrupt EVERTEC’s delivery of such services. Furthermore, the parties agree that:
a)	Throughout the Term of this Master Agreement, EVERTEC will maintain its Plan in compliance with applicable Legal Requirements.

b)	EVERTEC agrees to exercise Best Efforts to resume the Affected Services (as that term is defined in the Disaster Recovery Services Addendum) within the Recovery Time Objectives established in the Disaster Recovery Services Addendum.

c)	Upon COMPANY’s or BPPR’s reasonable request, EVERTEC shall make available to COMPANY and/or BPPR, for the purpose of responding to questions concerning the Plan and the Disaster Recovery Service Addendum, one or more representatives who are knowledgeable about such Plan and Disaster Recovery Service Addendum, the manner in which it is tested and the manner in which it would be implemented upon the occurrence of an Event.

d)	EVERTEC shall cooperate with COMPANY, BPPR and their respective Subsidiaries on any regulatory review of the Plan and/or the Disaster Recovery Services Addendum. In the event COMPANY or BPPR determines that Legal Requirements necessitate additional disaster recovery services and/or modifications to the existing Plan and/or Disaster Recovery Services Addendum, (1) EVERTEC agrees to cooperate with COMPANY, BPPR and their respective Subsidiaries to resolve any issues raised by COMPANY, BPPR or one of their respective Subsidiaries and/or in assuring that the Plan and the Disaster Recovery Services Addendum complies with the Legal Requirements and (2) COMPANY, BPPR, or one of their respective Subsidiaries shall be charged a development fee at the time and material rates specified in Exhibit B, as applicable and EVERTEC may charge COMPANY, BPPR, or one of their respective Subsidiaries an ongoing usage fee for any new Service that results from the modifications requested in accordance with this Section 2.13.
ARTICLE THREE — PAYMENT FOR SERVICES
3.1	Fees.
a)	In consideration for EVERTEC providing COMPANY, BPPR, and their respective Subsidiaries the Services, each of COMPANY and BPPR agrees to pay, or cause one of its respective Subsidiaries to pay, EVERTEC the corresponding fees set forth in Exhibit B, subject to adjustment as set forth in Section 3.1(b). The parties agree that regardless if a Service is set forth in a Service Addendum or not, the pricing relative to any and all Services will be set forth in Exhibit B, which will serve as a master list of the Services and corresponding pricing. The parties agree that Exhibit B will be reviewed and updated on an ongoing basis following the Effective Date hereof. Any changes to the fees set forth in Exhibit B (other than the adjustments described in Section 3.1(b)) shall be agreed to by both parties by executing an amended and restated Exhibit B clearly denoting the date any such changes become effective.

b)	From and after the second anniversary of the date hereof, the fees set forth in Exhibit B shall be adjusted annually on each yearly anniversary date of this Master Agreement for changes in the CPI after the date hereof; provided that any adjustment shall not exceed 5% per annum.
3.2	Terms of Payment. EVERTEC will send an invoice directly to COMPANY, on or before the fifteenth (15th) day of the month following the month in which the Services are rendered, reflecting the fees and other charges to COMPANY, BPPR, and their respective Subsidiaries for the preceding month. COMPANY, BPPR, or one of their respective Subsidiaries, as applicable, will pay to EVERTEC all undisputed amounts due under this Master Agreement within thirty (30) days from the date of receipt of the invoice, unless otherwise agreed to by the parties for a particular Service in writing. Any undisputed amount due under this Master Agreement that is not paid when due will thereafter bear interest at an annual rate of interest equal to one and a half percent (1.5%), but in no event shall exceed the maximum rate of interest allowed under any Legal Requirement. COMPANY and BPPR agree that, if any properly submitted invoice remains unpaid and undisputed for a period exceeding sixty (60) days, EVERTEC may (i) refuse to provide the Services until such time as all past due amounts are paid in full or (ii) terminate this Master Agreement in accordance with and subject to Section 9.2(a)(2).

3.3	Services Rendered during Legal Holidays. Unless agreed to otherwise in writing, upon request of COMPANY or BPPR, and provided EVERTEC has available resources to comply therewith, EVERTEC will provide the Services to COMPANY, BPPR, and their respective Subsidiaries during Legal Holidays for the fees set forth in Exhibit B or the corresponding Service Addendum, as applicable.

3.4	Additional Services. Any additional services performed by EVERTEC at COMPANY, BPPR, or one of their respective Subsidiaries’ request (or as required by COMPANY, BPPR, or one of their respective Subsidiaries’ act or failure to act under this Master Agreement) over and above the Services listed in Exhibit B of this Master Agreement will be billed at EVERTEC’s standard rates then in effect and disclosed to COMPANY, BPPR, and their respective Subsidiaries for computer and personnel time, equipment, supplies, out-of-pocket costs, and other items and expenses incurred in performing such additional services or as may otherwise be set forth in writing.

3.5	Out-of-pocket and Third Party Expenses. With COMPANY’S or BPPR’s prior written approval, additional costs related to delivery and/or collection, telecommunications (other than the telecommunication installation and maintenance services set forth in Exhibit B) or other incidental services, as well as necessary and reasonable services to be provided through EVERTEC by Third Parties, for COMPANY, BPPR, or one of their respective Subsidiaries’ benefit, incurred during the term of this Master Agreement and that are not contemplated in any of the established fees, costs, charges, will be paid by COMPANY, BPPR, or one of their respective Subsidiaries, as applicable, when invoices and related documents are duly presented. All such out-of-pocket or Third Party charges and administration costs related to the Services will be billed by EVERTEC to COMPANY, BPPR, or one of their respective Subsidiaries at an amount equal to cost; provided that to the extent COMPANY, BPPR, or one of their respective Subsidiaries sets forth any limitations on such charges and costs, COMPANY, BPPR, and their respective Subsidiaries shall not be billed for amounts in excess of such limitations.
3.6	Review of Fees. It is the intent of the parties that the fees charged by EVERTEC to any Banking Affiliate shall be in compliance with applicable Legal Requirements. The fees to be charged by EVERTEC to a Banking Affiliate under this Master Agreement shall be subject to a periodic review by the parties in order to ensure that such fees represent and remain at levels consistent with the market terms that such Banking Affiliate would pay to an independent Third Party for providing similar services. When performing such review, the parties will pay particular attention to any available information on comparable market terms for similar services, and will evaluate and take into consideration the contracting terms and the performance of the Services by EVERTEC under this Master Agreement.

3.7	Taxes. The fees and charges paid by COMPANY, BPPR, and their respective Subsidiaries under this Master Agreement will be inclusive of any applicable sales, use, personal property, excise, services or other taxes in existence as of the Effective Date. Each party will bear its corresponding taxes or contributions related to this Master Agreement, which may, but not be limited to, municipal, Commonwealth or federal taxes, as applicable.

3.8	Disputed Charges; Requests for Information.
a)	Each of COMPANY, BPPR, and their respective Subsidiaries may withhold payment of specific charges within a given invoice that it in good faith disputes or for which it may require additional information from EVERTEC to verify the amounts being charged, provided that COMPANY, BPPR, or such Subsidiary delivers to EVERTEC a written statement on or before the date in which such payment is due, describing in reasonable detail (i) the specific charge or charges being disputed and the basis of the dispute, (ii) if applicable, the supporting documentation that is reasonably required for verification of the charge or charges, and (iii) the amount being withheld.

b)	A charge will be deemed “undisputed” if COMPANY, BPPR, and their respective Subsidiaries do not deliver the aforementioned written statement within the time period provided in this section.

c)	Notwithstanding the foregoing, the parties will have the right to review invoices generated hereunder and claim any under charged or over paid amounts. The parties shall make any such claims within one hundred and twenty (120) days following the date of the invoice.

d)	Any Dispute related to the charges or fees payable under this Master Agreement, if not settled by the parties, shall be resolved in accordance with Section 1.15 hereof.
3.9	Supporting Documentation. EVERTEC will maintain supporting documentation for the amounts billable to, and payments made by, COMPANY, BPPR, and their respective Subsidiaries hereunder in accordance with its practices prior to the Effective Date and applicable record retention requirements. EVERTEC agrees to provide COMPANY, BPPR, and their respective Subsidiaries with such supporting documentation with respect to each invoice as may be reasonably requested by COMPANY, BPPR, and their respective Subsidiaries and with the level of detail required by COMPANY, BPPR, and their respective Subsidiaries from time to time.

3.10	No Right to Set-Off. COMPANY, BPPR, and their respective Subsidiaries shall pay to EVERTEC the full amount of undisputed charges and any disputed charges that are resolved in favor of EVERTEC and other amounts required to be paid by COMPANY, BPPR, and their respective Subsidiaries under this Master Agreement and COMPANY, BPPR, and their respective Subsidiaries shall not set-off, counterclaim or otherwise withhold any amount owed or claimed to be owed to EVERTEC under this Master Agreement on account of any obligation owed by EVERTEC or any of its Subsidiaries, whether or not such obligation has been finally adjudicated, settled or otherwise agreed upon in writing.
ARTICLE FOUR — DISCLAIMER OF WARRANTIES & LIMITED LIABILITY
4.1	DISCLAIMER OF WARRANTIES. EXCEPT AS EXPLICITLY PROVIDED IN THIS MASTER AGREEMENT, THE SERVICES AND ANY EQUIPMENT PROVIDED UNDER THIS MASTER AGREEMENT ARE PROVIDED ON AN “AS IS”, “AS AVAILABLE” BASIS. IN ADDITION, THE PARTIES ACKNOWLEDGE THAT GIVEN THE SERVICES (INCLUDING ANY EQUIPMENT) MAY DEPEND TO SOME EXTENT ON COMPANY, BPPR, AND THEIR RESPECTIVE SUBSIDIARIES’ OWN COMPUTER SYSTEMS, EVERTEC DOES NOT MAKE ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, QUIET ENJOYMENT, QUIET POSSESSION,

MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. FURTHERMORE, EVERTEC DOES NOT MAKE ANY WARRANTIES OF ANY KIND, EXCEPT THOSE MADE IN THIS MASTER AGREEMENT, A SERVICE ADDENDUM OR EXHIBIT C, WITH RESPECT TO LOSS OR CORRUPTION OF DATA, LOSS OR DAMAGE TO EQUIPMENT AND/OR SOFTWARE, SYSTEM RESPONSE TIMES, TELECOMMUNICATION LINES OR OTHER COMMUNICATION DEVICES, QUALITY, AVAILABILITY, RELIABILITY, SECURITY ACCESS DELAYS OR ACCESS INTERRUPTIONS, NOR COMPUTER VIRUSES, BUGS OR ERRORS. EVERTEC DOES NOT MAKE ANY WARRANTIES THAT THE SERVICES WILL NOT BE INTERRUPTED OR ERROR FREE OR AS TO THE RESULTS THAT MAY BE OBTAINED FROM THE USE OF THE SERVICES AND EVERTEC ASSUMES NO RESPONSIBILITY OR LIABILITY IF TELECOMMUNICATION CARRIERS ARE NOT AVAILABLE AT ANY GIVEN TIME. EVERTEC, ITS AFFILIATES, AND THEIR RESPECTIVE REPRESENTATIVES ARE NOT LIABLE, AND EXPRESSLY DISCLAIM ANY LIABILITY FOR THE CONTENT OF ANY DATA OF COMPANY, BPPR, AND THEIR RESPECTIVE SUBSIDIARIES THAT IS TRANSFERRED EITHER TO OR FROM COMPANY, BPPR, AND THEIR RESPECTIVE SUBSIDIARIES OR STORED BY COMPANY, BPPR, AND THEIR RESPECTIVE SUBSIDIARIES VIA THE SERVICES PROVIDED BY EVERTEC. NO ORAL ADVICE OR WRITTEN INFORMATION GIVEN BY EVERTEC REPRESENTATIVES WILL CREATE A WARRANTY; NOR MAY COMPANY, BPPR, AND THEIR RESPECTIVE SUBSIDIARIES RELY ON ANY SUCH INFORMATION OR ADVICE.
4.2	Reliance on COMPANY Provided Data. In performing the Services, EVERTEC will be entitled to rely upon the data, information, instructions, or Specifications provided by COMPANY, BPPR, and their respective Subsidiaries and, therefore, will not be liable to COMPANY, BPPR, and their respective Subsidiaries in the same accord as set forth herein as a limitation of liability, should EVERTEC perform in accordance with such data, information or instructions received from COMPANY, BPPR, and their respective Subsidiaries. If any error results from incorrect input supplied by COMPANY, BPPR, and their respective Subsidiaries, COMPANY, BPPR, and their appropriate respective Subsidiaries will be responsible for discovering and reporting such error and supplying the data necessary to correct such error to EVERTEC, in which case, EVERTEC will exercise Best Efforts to correct the error at COMPANY, BPPR, and their appropriate respective Subsidiaries’ sole expense.

4.3	Force Majeure. EVERTEC will not be liable for any Loss, damage, non-performance, default, or delay under this Master Agreement caused by or due to Force Majeure. In such event, EVERTEC’s obligation will be limited to using commercially reasonable efforts to reinstate the Services within a reasonable period of time once the unforeseen event has been rectified. Except as otherwise provided for herein, EVERTEC’s time for performance or cure hereunder will be extended for a period equal to the duration of the cause.

4.4	Systems and/or Services Not Provided by EVERTEC. To the extent COMPANY, BPPR, or their respective Subsidiaries perform any services themselves or use their own software, hardware, communications devices, Internet services, e-mail systems or other systems or, in the alternative, retain Third Parties to provide such services and systems, the parties acknowledge and agree that terms of this Master Agreement will not be deemed to impose on EVERTEC any obligation to obtain from owners of such systems any licenses or agreements that are necessary in order for EVERTEC to interface the Services with such systems. Nor will EVERTEC have any responsibility or liability in connection with such services or systems not provided by EVERTEC. COMPANY, BPPR, or their respective Subsidiaries will be solely responsible for the installation, operation, maintenance, use, and compatibility of such systems and services. In the event that such systems or services impair COMPANY, BPPR, and their respective Subsidiaries’ use of any Services: (a) COMPANY, BPPR, and their respective Subsidiaries will nonetheless be liable for payment for all Services provided by EVERTEC, and (b) any Specifications generally applicable to the Services will not apply.

4.5	LIMITATION OF LIABILITY.
a)	EXCEPT FOR WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, EVERTEC AND ITS SUBSIDIARIES SHALL NOT BE LIABLE TO COMPANY, BPPR OR ANY OF THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS MASTER AGREEMENT FOR ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES OR LOSSES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR ANTICIPATED PROFITS, ROYALTIES, LOST DATA, COST OF PROCUREMENT OF SUBSTITUTE SOFTWARE, EQUIPMENT OR SERVICES, OR ANY OTHER BUSINESS OR OTHER ECONOMIC LOSS ARISING FROM OR RELATED TO ANY EQUIPMENT OR SOFTWARE NOT PROVIDED BY EVERTEC, ANY SERVICES, INCIDENTAL OR OTHERWISE, PROVIDED BY THIRD PARTIES (EXCEPT THOSE SERVICES PROVIDED BY A

SUBCONTRACTOR OF EVERTEC UNDER ARTICLE 1.17), AND ANY THIRD PARTY CLAIM (EXCEPT AS OTHERWISE PROVIDED IN ARTICLE TEN OF THIS MASTER AGREEMENT): (I) WHETHER FOR, AMONG OTHER THINGS, SUCH PARTY’S NEGLIGENCE OR MISCONDUCT, BREACH OF WARRANTY OR ANY OBLIGATION ARISING THEREFROM; (II) WHETHER LIABILITY IS ASSERTED IN, AMONG OTHER THINGS, CONTRACT OR TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE AND STRICT PRODUCT LIABILITY); (III) WHETHER OR NOT FORESEEABLE; AND (IV) WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.
b)	EXCEPT FOR WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, COMPANY, BPPR AND THEIR RESPECTIVE SUBSIDIARIES SHALL NOT BE LIABLE TO EVERTEC OR ITS AFFILIATES PURSUANT TO THIS MASTER AGREEMENT FOR ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES OR LOSSES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR ANTICIPATED PROFITS, ROYALTIES, LOST DATA, COST OF PROCUREMENT OF SUBSTITUTE SOFTWARE, EQUIPMENT OR SERVICES, OR ANY OTHER BUSINESS OR OTHER ECONOMIC LOSS ARISING FROM OR RELATED TO ANY EQUIPMENT OR SOFTWARE NOT PROVIDED BY COMPANY, BPPR OR THEIR RESPECTIVE SUBSIDIARIES, ANY SERVICES, INCIDENTAL OR OTHERWISE, PROVIDED BY THIRD PARTIES, AND ANY THIRD PARTY CLAIM (EXCEPT AS OTHERWISE PROVIDED IN ARTICLE TEN OF THIS MASTER AGREEMENT): (I) WHETHER FOR, AMONG OTHER THINGS, SUCH PARTY’S NEGLIGENCE OR MISCONDUCT, BREACH OF WARRANTY OR ANY OBLIGATION ARISING THEREFROM; (II) WHETHER LIABILITY IS ASSERTED IN, AMONG OTHER THINGS, CONTRACT OR TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE AND STRICT PRODUCT LIABILITY); (III) WHETHER OR NOT FORESEEABLE; AND (IV) WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, IN EACH CASE, OTHER THAN EXPECTED REVENUES (NET OF EXPECTED COSTS THAT WOULD HAVE OTHERWISE BEEN INCURRED) FOR SERVICES ANTICIPATED TO BE PROVIDED HEREUNDER.

c)	EXCEPT FOR WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OR TO THE EXTENT OTHERWISE PROVIDED UNDER ANY LEGAL REQUIREMENTS, EVERTEC’S LIMIT OF LIABILITY UNDER THIS MASTER AGREEMENT WILL BE THE AMOUNT OF DIRECT DAMAGES SUBJECT TO AN AGGREGATE ANNUAL LIMIT EQUAL TO THE AMOUNT OF PAYMENTS MADE TO EVERTEC BY COMPANY, BPPR, AND THEIR RESPECTIVE SUBSIDIARIES FOR THE SERVICE FOR WHICH THE LIABILITY RELATES DURING THE TWELVE MONTHS PRIOR TO THE ACT, OMISSION OR EVENT THAT GIVES RISE TO THE CLAIM FOR LIABILITY. THIS LIMITATION WILL APPLY NOTWITHSTANDING ANY LIMITED REMEDY PROVIDED HEREIN; PROVIDED, HOWEVER, THAT THIS LIMITATION WILL NOT APPLY TO LOSSES RELATED TO BREACHES OF THE CONFIDENTIALITY PROVISIONS OF THIS MASTER AGREEMENT, NOR TO INTELLECTUAL PROPERTY INDEMNIFICATION PROVISIONS. EACH PARTY HEREBY WAIVES ANY CLAIM THAT THESE EXCLUSIONS DEPRIVE IT OF AN ADEQUATE REMEDY OR CAUSE THIS MASTER AGREEMENT TO FAIL OF ITS ESSENTIAL PURPOSE.
ARTICLE FIVE — CONFIDENTIALITY, PRIVACY & SECURITY OF INFORMATION
5.1	Confidential Information.
a)	The parties acknowledge that in the course of their dealings each may receive (the “Receiving Party”) Confidential Information of the other party (the “Disclosing Party”). As such, the parties are willing to share such Confidential Information provided that the Receiving Party protects the Confidential Information of the Disclosing Party. Confidential Information will not include information that:
1.	Is or becomes generally available to the public without breach of this Master Agreement;

2.	Was available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party;

3.	Becomes available to the Receiving Party from a Third Party, provided that the Receiving Party does not have knowledge, after reasonable inquiry, that such Third Party is subject to an obligation of confidentiality with the Disclosing Party;

4.	Is independently developed by the Receiving Party without reference to or reliance upon the Confidential Information;

5.	Is approved by the Disclosing Party for disclosure; or

6.	Is required to be disclosed by applicable Legal Requirements or by a Governmental Authority, but only to the extent so required and solely for such purpose, and the Receiving Party shall otherwise remain obligated to treat such information as Confidential Information pursuant to the terms of this Article 5.
b)	In any dispute with respect to these exclusions, the burden of proving that information is not Confidential Information will be on the party making such assertion.
5.2	Privacy.
a)	The Receiving Party agrees to protect and hold all Confidential Information in strict confidence and to take all reasonable steps necessary to protect the Confidential Information from unauthorized and/or inadvertent disclosure. Unless in receipt of specific written exemption from the Disclosing Party or required by any Legal Requirements, the Receiving Party will not:
1.	use, reproduce, modify or disclose any of the Confidential Information for any purpose other than to perform its obligations under this Master Agreement for which the Confidential Information is being disclosed;

2.	disclose any of the Confidential Information other than to Representatives of the Receiving Party who have a reasonable need-to-know in order to discharge their obligations under this Master Agreement, and only to do so when the Representatives have agreed to be bound by the confidentiality provisions of this Master Agreement;

3.	remove any proprietary rights legend from the Confidential Information.
b)	The prohibition against the disclosure of Confidential Information includes, but is not limited to, disclosing the substance of the negotiations of the Master Agreement and the existence and/or the terms and conditions thereof, as well as the fact that any similarity exists between the Confidential Information and information independently developed by another Person or entity, and the parties understand that such similarity does not excuse it from abiding by its covenant or other obligations under this Master Agreement.

c)	The Receiving Party will be fully liable for the acts of its Representatives to whom it discloses the Confidential Information.
5.3	Security of Customer Information.
a)	To effect the purposes of this Master Agreement, COMPANY, BPPR or one of their respective Subsidiaries may from time to time provide EVERTEC with information or access to information concerning COMPANY, BPPR, or one of their respective Subsidiaries and persons or entities who obtain financial products or services from COMPANY, BPPR, or their respective Subsidiaries, including without limitation, client account information (“Customer Information”). EVERTEC acknowledges that its right to use the Customer Information may be limited by obligations of Company, BPPR or one of their respective Subsidiaries under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (the “Gramm Act”) and its implementing regulations (e.g., Federal Reserve Regulation P, Securities and Exchange Commission Regulation S-P) and other federal and state laws and regulations regarding privacy and the confidentiality of customer records. EVERTEC shall be responsible for establishing and maintaining an information security program that complies with the Legal Requirements. To protect the privacy of the Customer Information, EVERTEC shall: (i) limit access to the Customer Information to its employees and agents who have a need to know to carry out the purposes for which the Customer Information was disclosed; and (ii) use the Customer Information only for purposes of carrying out its obligations hereunder. Furthermore, EVERTEC agrees to (i) protect and hold all Customer Information in strict confidence and to take all reasonable steps necessary to protect the Customer Information from unauthorized and/or inadvertent disclosure; (ii) give immediate verbal and written notification to COMPANY or BPPR, or one of their respective Subsidiaries, as applicable of any court order or legal action requiring the disclosure of Customer Information and, to the extent allowable under the law, hold the Customer Information in confidence while COMPANY, BPPR or one of their respective Subsidiaries seeks a protective order; (iii) give prompt notification of any unauthorized or inadvertent disclosure of the Customer Information; (iv) upon request of COMPANY, BPPR or one of their respective Subsidiaries promptly return or destroy all Customer Information belonging to COMPANY, BPPR, or one of their respective Subsidiaries, as applicable, including all copies thereof; and (v) implement security measures designed to (a) ensure the security, integrity and confidentiality of the Customer Information; (b) protect against any anticipated threats or hazards to the security or integrity of the Customer Information; and (c) protect against unauthorized access to or use of the Customer Information.
b)	Interagency Guidelines. EVERTEC acknowledges the requirements of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information issued by bank regulatory agencies on February 1, 2001, regarding the implementation of security measures to safeguard customer information. EVERTEC represents and warrants to COMPANY, BPPR, and their respective Subsidiaries that it has in place a comprehensive written security program that includes administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Customer Information. Furthermore, EVERTEC agrees that COMPANY, BPPR, and their respective Subsidiaries, and any Third Party auditor reasonably designated by COMPANY, BPPR, or their respective Subsidiaries, may, in a manner that is consistent with practices and procedures of the parties prior to the date hereof, at any time (i) solicit a copy of the aforementioned security program and (ii) review, monitor and audit EVERTEC to confirm it has satisfied its obligations pursuant to this paragraph.

c)	Unauthorized Access. EVERTEC also acknowledges the requirements of the Interagency Guidance on Response Programs for Unauthorized Access to Customer Information and Customer Notice issued by bank regulatory agencies on March 29, 2005, regarding implementing effective notification procedures in the event of unauthorized access to Customer Information. As such, the parties acknowledge and agree that EVERTEC shall be responsible for the unauthorized or fraudulent application for, access to or use of the Customer Information by any entity caused by the negligent acts or omissions of EVERTEC, its employees, subcontractors or agents. If EVERTEC becomes aware of any actual or suspected security breach involving unauthorized access (i.e., physical trespass on a secure facility, computing systems intrusion/hacking, loss/theft of a PC (laptop or desktop), loss/theft of printed materials, etc.) to the Customer Information, that either compromises or in EVERTEC’s reasonable judgment may have compromised the Customer Information, EVERTEC shall report such incident within forty-eight (48) hours in writing to COMPANY, BPPR, or one of their respective Subsidiaries, as applicable, and describe in reasonable detail the circumstances surrounding such unauthorized access (including, without limitation, a description of the causes of such breach). Any report under this Section shall include a brief summary of the steps being taken by EVERTEC to remedy such breach. Except as may be strictly required by Legal Requirements, EVERTEC agrees that it will not inform any Third Party of any such security breach without Popular’s, or its applicable Affiliate’s, prior written consent; however, if such disclosure is required by Legal Requirements, EVERTEC agrees to reasonably cooperate with COMPANY, BPPR, and their respective Subsidiaries regarding the content of such disclosure so as to minimize any potential adverse impact upon COMPANY, BPPR, and their respective Subsidiaries and their clients and customers.
5.4	Remedies. In the event of any court order or legal action requiring the disclosure of Confidential Information, the Receiving Party agrees to give immediate verbal and written notification of the order or action to the Disclosing Party, and to the extent allowable under the law and at the expense of the Disclosing Party, hold the Confidential Information while the Disclosing Party seeks a protective order. The Receiving Party acknowledges and agrees that it would be difficult to fully compensate the Disclosing Party for damages resulting from the breach or threatened breach of the foregoing provisions and, accordingly, that, in addition to any other remedies that may be available, in law, at equity or otherwise, the Disclosing Party will be entitled to seek injunctive relief, including, without limitation, temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions without the necessity of proving actual damages or posting a bond or any other security. This provision with respect to injunctive relief will not, however, diminish the Disclosing Party’s right to claim and recover damages.

5.5	Term of Obligation. Unless indicated otherwise in writing, the parties’ obligations under this Section will survive this Master Agreement for a period of three (3) years following termination hereof. Upon termination of this Master Agreement for any reason, the Receiving Party’s rights to possession and use of any Confidential Information in connection with the performance of its obligations hereunder or otherwise will terminate. Upon the request of the Disclosing Party, the Receiving Party will promptly return or destroy (in either case under certification to said effect) all Confidential Information belonging to the Disclosing Party, including all copies thereof. Should the Receiving Party be required by law to retain any of the Disclosing Party’s Confidential Information for a period longer than the Term of this Master Agreement, including any extension thereof, then the Receiving Party’s obligations under this Section will remain in full force and effect until the expiration of any such legally mandated retention period.
ARTICLE SIX — SECURITY, COMPANY DATA & RECORDS
6.1	Authorized Persons. Each party will designate one or more individuals (hereinafter, “Authorized Persons”) who can (1) carry out transactions in each party’s name; (2) receive information from the other party related to the operation of the Service, including, but not limited to, any provided access code; (3) give written instructions or inform the other party about any action or request for action by the party; (4) notify or issue any document related to this Master Agreement that the Authorized Person deems necessary or convenient. Such Authorized Persons shall be notified to the other parties in writing.

6.2	Security Measures.
a)	The parties warrant that they have adopted, and will assume responsibility for complying with, any and all appropriate and necessary security measures required for the protection of access to their systems and to the Services by their Representatives and Authorized Persons. As such, the parties warrant that they have established commercially reasonable security procedures to minimize unauthorized access and agree that they will take the necessary measures to maintain the confidentiality of the security procedures and any access codes, passwords, instructions or security equipment. Except as may be specifically set forth in writing, each party represents and warrants to the other parties that it will not alter or disable any hardware or software security programs residing on another party’s hardware or systems. If a network connection is established between COMPANY, BPPR, or one of their respective Subsidiaries, on the one hand, and EVERTEC, on the other hand, each party represents and warrants to the others that its computing environment is free from all generally-known viruses, worms, Trojans and other “malware,” that may disrupt, damage or interfere with the other parties’ network and/or telecommunication facilities. As such, each party agrees to (1) allow the other parties to perform network assessments of its computing environment, and (2) maintain an alert status regarding the security of its computing systems, including, without limitation, all vulnerabilities and security patches or corrective actions, by subscribing to an industry-recognized service, such as CERT or CIAC. Each party understands that, should an assessment reveal inappropriate or inadequate security based on the pre-defined requirements for security, the other parties may, in addition to other remedies each may have, remove such party’s access to its network until such party satisfactorily complies with the security requirements defined.

b)	COMPANY, BPPR, and their respective Subsidiaries’ Authorized Persons agree to comply with all of EVERTEC’s requirements in relation to the security of the EVERTEC computing environment and Authorized Locations, including, without limitation, any subsequently agreed security plan or information processing requirements that may be embodied in any Service Addendum. COMPANY, BPPR, and their appropriate respective Subsidiaries will execute all documents generally required by EVERTEC for access to EVERTEC’s computing environment and Authorized Locations. Further, if any Authorized Person of COMPANY, BPPR, or their respective Subsidiaries, at any time during the life of this Master Agreement, is granted remote access to EVERTEC’s network, or is telecommuting in any capacity, then such person will be subject to additional EVERTEC data security requirements.

c)	Should the Services require access codes or other identification methods to gain access, each party will immediately notify the appropriate other party or parties in writing of any change of Authorized Person or the scope of his/her authority. Until such notification is received, each party may accept, without further inquiry, all declarations, instructions or representations made or issued by the Authorized Person. Furthermore, the parties will not assume responsibility, explicitly or implicitly, for questioning or verifying with the other parties whether the Person who uses or has access to the Service is in fact the Authorized Person or if he/she is acting in accordance with another party’s internal policies and procedures.
6.3	Ownership of Company Data.
a)	Each of COMPANY, BPPR, and their respective Subsidiaries will remain the sole and exclusive owner of its Company Data and Confidential Information, regardless of whether such data is maintained on magnetic tape, magnetic disk, or any other storage or processing device. All Company Data and other Confidential Information will, however, be subject to regulation and examination by the appropriate auditors and Governmental Authorities at the Authorized Locations to the same extent as if such information were on COMPANY, BPPR, or their respective Subsidiaries’ premises. EVERTEC will notify COMPANY, BPPR, and their respective Subsidiaries as soon as reasonably possible of any formal request by any Governmental Authority to examine such information maintained by EVERTEC. COMPANY, BPPR, and their respective Subsidiaries agree that

EVERTEC is authorized to provide all such information when properly required to do so by a Governmental Authority, subject to the provisions of Section 5.3 hereof. EVERTEC acknowledges that it will not have or acquire any rights in or to any Company Data or Confidential Information upon termination of this Master Agreement.
b)	EVERTEC will, subject to its internal control and security procedures, permit each of COMPANY, BPPR, and their respective Subsidiaries to have or obtain (by electronic or other means) access to its Company Data, including where appropriate, access through COMPANY, BPPR, or their respective Subsidiaries’ computer terminals and equipment. EVERTEC will furnish COMPANY, BPPR, and their respective Subsidiaries with such written instructions, manuals or other documentation as will be necessary to such operation and access by COMPANY, BPPR, and their respective Subsidiaries.
6.4	Records and Backup. Each party will maintain its respective records related to the Services in a proper, complete and accurate fashion, and in compliance with all Legal Requirements applicable to each of them. EVERTEC will be responsible for retaining Company Data or other records pertaining to COMPANY, BPPR, and their respective Subsidiaries in accordance with COMPANY, BPPR, and their respective Subsidiaries’ Specifications for the Services, which will take into account COMPANY, BPPR, and their respective Subsidiaries’ record retention policies; provided, however, that COMPANY, BPPR, and their respective Subsidiaries acknowledge that any change in retention periods may result in additional charges and/or increases in the fees for the Services corresponding to the Company Data subject to such retention periods. Any such changes in retention periods will be subject to the provisions of Section 2.7(b) hereof.
ARTICLE SEVEN — INTELLECTUAL PROPERTY
7.1	Title. To the extent EVERTEC uses its own Intellectual Property to provide the Services under this Master Agreement, EVERTEC warrants that it is the owner of all right, title, and interest in and to such Intellectual Property, none of which, to EVERTEC’s best knowledge, infringes any proprietary right of any other Person. As such, the parties agree that, subject to the Legal Requirements and to existing agreements with Third Parties, or except as otherwise expressly agreed to between the parties in writing, EVERTEC is and will remain the owner of its Intellectual Property and all derivative works based thereon and that no title to or ownership of EVERTEC’s Intellectual Property or any part thereof is hereby granted to COMPANY, BPPR, or their respective Subsidiaries. Should EVERTEC use Third Party Intellectual Property to provide the Services, then EVERTEC warrants that it is duly licensed to use such Third Party Intellectual Property to provide the Services and any warranties and infringement indemnities for such Third Party Intellectual Property will be those of the Third Party license agreements with EVERTEC; provided, however, that EVERTEC shall not be obligated to make any representation or warranty that it is duly licensed to use any Third Party Intellectual Property that is the subject of any Merger IP License until the earlier of (i) such time as the COMPANY or EVERTEC, as applicable, has received a consent, approval, waiver or authorization that permits EVERTEC to make use of the Merger IP License following the Effective Date or (ii) the fifth anniversary of the Effective Date. In the alternative, COMPANY, BPPR, and their respective Subsidiaries will be given the opportunity to enter into license agreements directly with such Third Parties. The parties agree that, subject to the Legal Requirements and to existing agreements with Third Parties, or except as otherwise expressly agreed to among the parties, each of COMPANY, BPPR, and their respective Subsidiaries is and shall remain as the owner of its Intellectual Property, and all derivative works based thereon. COMPANY, BPPR, and their respective Subsidiaries’ ownership and proprietary rights shall include any and all rights in and to patents, trademarks, copyrights, and trade secret rights.

7.2	General. Each of COMPANY and BPPR acknowledges that in providing the Services to COMPANY, BPPR, and their respective Subsidiaries, EVERTEC is not transferring any right, title or interest in EVERTEC’s Intellectual Property, or any part or component thereof, to COMPANY, BPPR, or their respective Subsidiaries.

7.3	Developments. Except as otherwise agreed to in writing, any services, technology, processes, methods, software and/or enhancements to EVERTEC Intellectual Property or any Third Party Intellectual Property used or developed for purposes of delivering the Services (collectively, the “IP Developments”), whether developed solely by EVERTEC or jointly by EVERTEC and any other party, including any IP Developments requested or suggested by COMPANY, BPPR, or their respective Subsidiaries or a Client, will be the sole property of EVERTEC and will not be considered “works-made-for-hire”. Except as otherwise agreed to in writing, COMPANY, BPPR, and their respective Subsidiaries will not acquire any ownership right, Intellectual Property right, claim or interest in EVERTEC’s Intellectual Property or in any IP Developments. The parties agree that any services, technology, processes, methods, software and/or enhancements to COMPANY Intellectual Property for purposes of delivering the Services will be the sole property of COMPANY, BPPR, or one of their respective Subsidiaries, as applicable. Except as otherwise agreed to in writing, any Intellectual Property created or developed by EVERTEC as an independent product will be the sole property of EVERTEC and will not be considered a “work-made-for-hire”.
7.4	Cooperation. The parties will cooperate with each other and execute such other documents as may be reasonably deemed necessary by EVERTEC to achieve the objectives of this Article Seven.

7.5	Intellectual Property Infringement.
a)	Subject to the Agreement and Plan of Merger, EVERTEC agrees to defend indemnify and hold harmless COMPANY, BPPR, and their respective Affiliates and Subsidiaries against claims that any of the Services or its Intellectual Property infringes any Intellectual Property Right of a Third Party. EVERTEC will defend COMPANY, BPPR, and their respective Affiliates and Subsidiaries and will pay the damages and costs finally awarded against COMPANY, BPPR, or their respective Affiliates and Subsidiaries.

b)	If EVERTEC receives notice of an infringement claim or otherwise concludes that its Intellectual Property may infringe the proprietary rights of a Third Party, EVERTEC may in its sole discretion (i) procure the right for COMPANY, BPPR, and their respective Subsidiaries to continue using the affected Intellectual Property; (ii) modify the affected Intellectual Property to make it non-infringing; (iii) replace the affected Intellectual Property with a functional equivalent; or (iv) if EVERTEC determines that options (i) through (iii) are not practicable, terminate COMPANY, BPPR, and their respective Subsidiaries’ right to use the affected Intellectual Property and accept its return against payment of its then-depreciated value, computed on a five (5) year straight-line depreciation schedule commencing as of its installation date.

c)	EVERTEC will have no liability for any claim of infringement and thus no obligation to defend and indemnify COMPANY, BPPR, and their respective Subsidiaries under this Section if such infringement claim is based on (i) COMPANY, BPPR, and their respective Subsidiaries’ continued use of the affected Intellectual Property after EVERTEC notifies COMPANY, BPPR, and their respective Subsidiaries to discontinue use because of such a claim; (ii) COMPANY, BPPR, and their respective Subsidiaries’ use of a superseded or altered release of the affected Intellectual Property or any portion thereof, including, but not limited to, COMPANY, BPPR, and their respective Subsidiaries’ failure to use updates or new releases made available by EVERTEC, but only to the extent that such claim would have been avoided but for such failure; (iii) any modification by COMPANY, BPPR, and their respective Subsidiaries or a Third Party to the affected Intellectual Property, but only to the extent that such claim would have been avoided, but for such modification; (iv) COMPANY, BPPR, and their respective Subsidiaries’ use of the affected Intellectual Property without EVERTEC’s written consent; (v) COMPANY, BPPR, and their respective Subsidiaries’ use, operation or combination of the affected Intellectual Property with information, software, specifications, instructions, data, materials or items not supplied or approved by EVERTEC, but only to the extent that such claim would have been avoided but for such combined use; (vi) use of the affected Intellectual Property in a manner not intended by the accompanying and provided documentation; or (vii) COMPANY, BPPR, and their respective Subsidiaries’ misuse of the affected Intellectual Property.

d)	Furthermore, EVERTEC’s obligation to defend COMPANY, BPPR, and their respective Subsidiaries under this section is subject to all of the following conditions: (i) COMPANY, BPPR, or their respective Subsidiaries must notify EVERTEC promptly in writing after the claim is asserted or threatened; (ii) COMPANY, BPPR, or their respective Subsidiaries must give EVERTEC sole control over its defense or settlement; (iii) COMPANY, BPPR, and their respective Subsidiaries does not take a position that is adverse to EVERTEC; and (iv) COMPANY, BPPR, or their respective Subsidiaries must provide EVERTEC with reasonable assistance in defending the claim for which EVERTEC will reimburse COMPANY, BPPR, and their respective Subsidiaries for any reasonable out-of-pocket expenses that COMPANY, BPPR, or their respective Subsidiaries incur in providing such assistance.

e)	COMPANY and BPPR agree to notify EVERTEC promptly in writing if any other type of Third Party claim is brought against COMPANY, BPPR, or their respective Subsidiaries regarding EVERTEC’s Intellectual Property. EVERTEC may, at its option, choose to treat these claims as being covered by this Section.

f)	This Section states EVERTEC’s entire liability and COMPANY’s and BPPR’s exclusive remedies with respect to any Third Party infringement and trade secret misappropriation claims.

ARTICLE EIGHT — REGULATORY COMPLIANCE, AUDIT & SERVICE REVIEWS
8.1	General Regulatory Compliance.
a)	EVERTEC acknowledges that EVERTEC will be solely responsible for monitoring and interpreting (and for complying with) Legal Requirements applicable to EVERTEC, and as such, hereby warrants that EVERTEC will comply with all applicable Legal Requirements, present and future, relating to the conduct and operation of its business.

b)	COMPANY and BPPR acknowledge that each of COMPANY and BPPR will be solely responsible for monitoring and interpreting (and for complying with, to the extent such compliance requires no action by EVERTEC) Legal Requirements applicable to COMPANY and its Subsidiaries and BPPR and its Subsidiaries, as applicable, and as such, hereby warrants that it and its Subsidiaries will comply with all applicable Legal Requirements, present and future, relating to the conduct and operation of its or such Subsidiaries’ business.
8.2	Legal Requirements.
a)	COMPANY and BPPR shall be responsible for monitoring and interpreting (and for complying with, to the extent such compliance requires no action by EVERTEC) the Legal Requirements. Any such interpretation shall be provided by COMPANY or BPPR to EVERTEC as part of the instructions used to establish the Specifications and EVERTEC will select the technical parameters within EVERTEC’s Systems that will apply to COMPANY, BPPR, and their respective Subsidiaries. EVERTEC shall be responsible for determining that such selections are consistent with COMPANY’s or BPPR’s instructions, as applicable. COMPANY and BPPR, as applicable, shall be responsible for determining that the instructions provided to EVERTEC are consistent with the Legal Requirements and with the terms and conditions of any agreements between COMPANY, BPPR, and their respective Subsidiaries and its Clients.

b)	Subject to Section 8.2(a), EVERTEC shall work with COMPANY and BPPR in developing and implementing a suitable procedure or direction to enable COMPANY, BPPR, and their respective Subsidiaries to comply with Legal Requirements applicable to the Services being provided by EVERTEC to COMPANY, BPPR, and their respective Subsidiaries.
8.3	Audit. EVERTEC, COMPANY, and BPPR acknowledge and agree that the performance of the Services may be subject to regulation by Governmental Authorities. EVERTEC agrees to cooperate, in a manner that is consistent with practices and procedures of the parties prior to the date hereof, with any audit or examination of the Services or COMPANY, BPPR, or their respective Subsidiaries, whether by a Governmental Authority or internal or external auditors of COMPANY, BPPR, or their respective Subsidiaries (“Audit”). Furthermore, EVERTEC agrees to provide any information or material lawfully requested during an Audit, and permitting such auditing parties to inspect or audit EVERTEC with respect to its provision of the Services; provided, however, that all such Audits will be performed at the sole expense of COMPANY, BPPR, or their respective Subsidiaries, as applicable, and each of COMPANY and BPPR agrees to reimburse EVERTEC for all reasonable fees associated with such examination with respect to it or its Subsidiaries.
8.4	Service Center Reviews.
a)	On an annual basis during the Term, EVERTEC shall engage a reputable independent certified public accounting firm of recognized national or regional standing (the “Firm”), to conduct a review of its IT operations and application controls for the Services provided to COMPANY, BPPR, and their respective Subsidiaries, in accordance with industry-wide best practices and FFEIC Guidelines. The aforesaid review shall be conducted in accordance with the American Institute of Certified Public Accountants Statement on Auditing Standards Number 70 (“SAS 70”) or any applicable successor standard, the findings and recommendations of which shall be set forth in a report (the “Service Center Review”). The Service Center Review shall (i) include a Type II Service Auditor’s Report under SAS 70, (ii) cover, at a minimum, a period of six (6) months, (iii) be dated as of September 30 of the year in question, and (iv) be delivered to COMPANY, BPPR, and their respective Subsidiaries on or before December 15 of such year.

b)	The parties agree and acknowledge that prior to the date hereof, EVERTEC periodically provided to COMPANY, BPPR and their respective Subsidiaries and to other EVERTEC customers a report of EVERTEC’s IT operations and applications controls for the services provided to COMPANY, BPPR and their respective Subsidiaries and to other EVERTEC customers (the “Previous Control Reports”). During the Term, Popular and BPPR agree to make a payment to EVERTEC for the Service Center Review within 30 days of EVERTEC’s delivery to COMPANY and BPPR of the Service Center Review. Such payment shall be an amount equal to the excess, if any, of (i) the fees or expenses paid by EVERTEC to the Firm in connection with the first Service Center Review performed during the period between the date of this Master Agreement and the first anniversary of the date hereof, over (ii) the costs, fees and expenses that EVERTEC paid in connection with the Previous Control Reports prepared during the most recent fiscal year completed prior to the date hereof (provided that any costs, fees and expenses allocated to EVERTEC by the Popular Parties in connection with the Previous Control Reports prepared during the most recent fiscal year completed prior to the date hereof shall be deemed to have been “paid” by EVERTEC for purposes of calculating the amount of such excess).
c)	If the Service Center Review contains any recommendations, EVERTEC shall, at its sole cost and expense, promptly take all actions necessary to comply with such recommendations and shall advise COMPANY and BPPR when such compliance is achieved.

d)	If, at any time during the Term, COMPANY or BPPR has reasonable material concerns regarding (i) the scope of the Service Center Review, (ii) any material qualification in the aforesaid report, and/or (iii) EVERTEC’s operational and application controls and such concerns are not addressed in the Service Center Review to COMPANY’s or BPPR’s reasonable satisfaction (as applicable), COMPANY or BPPR (as applicable) shall so notify EVERTEC and EVERTEC shall promptly meet with COMPANY or BPPR in an effort to resolve such concern.

e)	For all other requests by COMPANY or BPPR to review all or a portion of the Services and EVERTEC’s operation controls relating thereto, outside the scope of an Audit or SAS 70, the parties will agree in writing to the terms and conditions applicable to such review, including the scope of the review and any expenses related thereto.
ARTICLE NINE — TERM & TERMINATION
9.1	Term. This Master Agreement will commence on September 30, 2010 (the “Effective Date”) and will end on September 30, 2025 unless there is a Popular Parties Change of Control prior to such date and EVERTEC notifies COMPANY within thirty (30) days of such Popular Parties Change of Control of its intent to extend this Master Agreement as a result of such Popular Parties Change of Control, in which case this Master Agreement will end on September 30, 2028 (the “Initial Term”), unless earlier terminated in accordance with the provisions of this Master Agreement. After the Initial Term, this Master Agreement shall renew automatically for successive three (3) year periods (each a “Renewal Period” and together with the Initial Term, the “Term”), unless either party gives written notice to the other party not less than one (1) year prior to the then applicable Renewal Period (the date of such notice, the “Notice Date”), of its intent not to renew this Master Agreement.
9.2	Termination for Cause.
a)	This Master Agreement or any of the Services, individually or collectively, may be terminated by either the Popular Parties, on the one hand, or EVERTEC, on the other, if the other party or parties (as applicable):
1.	commits a Material Breach of this Master Agreement (or series of breaches that together constitute a Material Breach), which breach is not cured within thirty (30) days following receipt of notice specifying the nature and extent of such breach; provided, however, that if such breach is not reasonably susceptible of cure within such thirty (30) day period, such period will be extended and the party will not be in default hereunder so long as it commences such cure within such thirty (30) day period and diligently pursues such cure and such failure is cured within ninety (90) days following the receipt of such notice;

2.	fails to pay any properly submitted invoice providing for material amounts in the aggregate that are undisputed for a period exceeding sixty (60) days pursuant to Section 3.2 of this Master Agreement; or

3.	makes any assignment of this Master Agreement, except as expressly provided herein.
b)	For purposes of this Section 9.2 and notwithstanding anything in this Master Agreement to the contrary, “Material Breach” means a breach, or series of breaches, of a party’s duties or obligations (other than a failure to make a payment pursuant to this Master Agreement) that if left uncured for ninety (90) days following receipt of notice from COMPANY or BPPR detailing the relevant deficiency or failure, would result in a Material Adverse Effect on COMPANY and its Subsidiaries (taken as a whole) or BPPR and its Subsidiaries (taken as a whole), as applicable.

c)	Notwithstanding anything in this Master Agreement to the contrary, any breach or default under a particular Service Addendum will give the non-breaching party or parties the right to terminate that particular Service Addendum, subject to the cure periods set forth under Section 9.2(a)(1), and will not automatically operate as a default under any other Service Addendum.
9.3	Effect upon Termination. Unless indicated otherwise in the written termination notice, upon the termination of any Service, all remaining Services will continue in full force and effect; provided, however, that should this Master Agreement be terminated, all Services in effect as of the date of termination will also terminate. Except as otherwise provided for herein, upon termination, all further obligations of the parties pursuant to this Master Agreement or the particular Service that was terminated, whichever the case may be, will terminate (except the obligation of COMPANY, BPPR and their appropriate respective Subsidiaries to make a payment for any unpaid and properly invoiced amounts, in accordance with Section 3.2) without further liability of any party to the others; provided, however, that termination will not release the party that terminates from any liability which at the time of termination had already accrued to the non-terminating party or parties. No party shall be liable to the others for damages of any kind solely as a result of terminating this Master Agreement in accordance with its provisions. Furthermore, any such termination will be without prejudice to any rights or remedies any party may have arising out of any breach of any material representation, warranty, covenant or condition by any other party hereto.
9.4	Transition Assistance. EVERTEC agrees that during the time period between (i) the Notice Date, (ii) the date of any termination of this Master Agreement and all Services hereunder pursuant to Section 9.2 hereof, (iii) the date of termination or non-renewal of any individual Service or Services under this Master Agreement with or without the termination of this Master Agreement, or (iv) the date of a Release Event pursuant to Section 3.1 of the Technology Agreement, in the case of each of (i)-(iv) above, to the extent Transition Assistance (defined below) is requested by COMPANY, BPPR or their respective Subsidiary or Subsidiaries (each of (ii), (iii) and (iv), a “Termination Date”), as applicable, and the completion of the transition services contemplated by this Section 9.4, EVERTEC will continue to provide the applicable Service or Services under the terms and conditions that are in effect as of the Notice Date or a Termination Date, as applicable. For a period (the “Transition Period”) commencing on the earlier of (x) the Notice Date and (y) a Termination Date and ending on the earlier of (a) the 18-month anniversary of the earlier of (x) and (y) above and (b) the date on which all applicable Service or Services have been completely transitioned to another provider, EVERTEC will (i) provide COMPANY, BPPR, and their respective Subsidiaries transition support and assistance including, without limitation, providing COMPANY, BPPR, and their respective Subsidiaries or any Third Party reasonably designated by COMPANY, BPPR, or their respective Subsidiaries information and cooperation necessary to effect COMPANY, BPPR, and their respective Subsidiaries’ transition, with business continuity, of the applicable Service or Services and (ii) continue to provide the applicable Service or Services under the terms and conditions that are in effect as of the Notice Date or a Termination Date, as applicable, until such Service or Services have been completely transitioned to another service provider or to COMPANY, BPPR, their respective Subsidiaries ((i) and (ii) collectively, “Transition Assistance”); provided that COMPANY, BPPR, or their respective Subsidiary or Subsidiaries, as applicable, have used or continue to use reasonable efforts to completely transition the applicable Service or Services to another provider and reasonably continue to need such Transition Assistance, the Transition Period shall be extended until such Service or Services shall be completely transitioned to another provider. During the Transition Period, COMPANY, BPPR, and their respective Subsidiaries and EVERTEC shall use their commercially reasonable efforts to completely transition each Service requested by the COMPANY, BPPR, and their respective Subsidiaries to another service provider or to COMPANY, BPPR, and their respective Subsidiaries prior to the end of the Transition Period. In furtherance of and as a part of such Transition Assistance, EVERTEC shall assist COMPANY, BPPR, and their respective Subsidiaries to develop a plan for the complete transition of all Services requested by the COMPANY, BPPR, or their respective Subsidiaries from EVERTEC to COMPANY, BPPR, and their respective Subsidiaries or another service provider, on a reasonable schedule, which shall give consideration to COMPANY, BPPR, and their respective Subsidiaries’ need for the orderly continuation of such Services. Prior to providing any Transition Assistance, EVERTEC shall deliver to COMPANY, BPPR, and their respective Subsidiaries a good faith estimate of all projected expenses and charges. COMPANY, BPPR, and their respective Subsidiaries understand and agree that all expenses and charges for Transition Assistance shall be computed in accordance with EVERTEC’s then current standard prices for such products, materials, and Services (or to the extent such Services were provided pursuant to this Master Agreement, the expenses and charges for such Services shall be the price for such Services under the Master Agreement), which expenses and charges shall be paid by COMPANY, BPPR, or their appropriate respective Subsidiaries in accordance with the provisions of this Master Agreement. Nothing contained herein shall obligate COMPANY, BPPR, or their respective Subsidiaries to receive Transition Assistance from EVERTEC. Notwithstanding anything to the contrary in this Master Agreement, the Transition Assistance Addendum shall survive the expiration or termination of this Master Agreement (or any portion thereof) for any reason.

ARTICLE TEN — INSURANCE AND INDEMNIFICATION
10.1	Insurance.
a)	In the event of an EVERTEC Change of Control and to the extent deemed advisable by COMPANY, BPPR, and their respective Subsidiaries, the parties agree that EVERTEC will maintain in full force and effect during the Term insurance as follows:
1.	Statutory workers compensation insurance or a workers’ compensation and employers’ liability insurance, as applicable under state law, with limits to conform with the greater of the amount required by applicable state statutory law or one million dollars ($1,000,000) each accident, including occupational disease coverage;

2.	Comprehensive General Liability insurance with limits not less than one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) general aggregate including bodily injury, death, property damage, personal injury, advertising injury, contractual liability, independent contractors, broad-form property damage, employers liability stop gap, and products and completed operations coverage;

3.	Automobile Liability insurance with limits not less than one million dollars ($1,000,000) each occurrence combined single limit of liability for bodily injury, death, and property damage, including owned and non-owned and hired automobile coverage, as applicable;

4.	Umbrella insurance with limits not less than five million dollars ($5,000,000) covering excess of loss over primary liability insurance policies, including Comprehensive General Liability, Comprehensive Automobile Liability, and Workers Compensation and Employers Liability insurance policies, where applicable under state laws;

5.	Fidelity and Crime insurance in the amount of not less than ten million dollars ($10,000,000) each occurrence and annual aggregate including Electronic & Computer Crime, Unauthorized Computer Access coverage, and employee dishonesty coverage extended to loss of third parties; and

6.	Professional liability insurance (Errors and Omissions) with limits not less than ten million dollars ($10,000,000) each occurrence and annual aggregate including coverage for computer programming and electronic data processing services, network security liability, content injury, privacy injury, regulatory proceedings, dependent loss and third party custodian.
b)	Certificates of Insurance. Certificates of Insurance evidencing all coverage described in this Section shall be furnished to COMPANY or BPPR upon request, and will include the following:
1.	The certificate of insurance will state COMPANY, BPPR, and their respective Subsidiaries as additional insureds under its Comprehensive General Liability, Automobile Liability and any other policy protecting against bodily injury or property damage, and that COMPANY, BPPR, and their respective Subsidiaries, although named as additional insureds, shall nonetheless be entitled to recovery for any loss suffered as a result of EVERTEC’s negligence.

2.	The certificate of insurance will state a sixty (60) days’ advance written notice to COMPANY and BPPR in the event that the insurance carrier, for any reason, cancel or materially restrict insurance coverage.

3.	The certificate of insurance will state that the respective EVERTEC insurance will respond on a primary basis without contribution from any other insurance of COMPANY, BPPR, or their respective Subsidiaries until EVERTEC insurance limits have become exhausted.
c)	All insurance carriers will maintain at all times an AM Best rating of A-VII or better for risks insured in Puerto Rico and an AM Best rating of A-VIII for risks insured outside Puerto Rico.

d)	Insurance deductibles or retentions shall not exceed one million dollars per insurance policy unless approved in writing by COMPANY and BPPR.
10.2	Indemnity. Each party (the “Indemnifying Party”) hereby agrees to indemnify, defend, protect and hold harmless the other parties, their Affiliates and their respective Representatives, suppliers, Third Party information providers, sub-contractors and permitted assigns and successors in interest (collectively, the “Indemnified Party”) from and against any Losses incurred or suffered by, or asserted against, such Indemnified Party directly or indirectly in relation to or arising from: (a) subject to Section 2.3 of Exhibit C hereof with respect to any failure by EVERTEC to meet its Service Levels, any breach of this Master Agreement, including, but not limited to, any breach of representation or warranty, by the Indemnifying Party; (b) any claim brought by any Third Party against an Indemnified Party based on the Indemnifying Party’s use of the Services; (c) the Indemnified Party’s compliance with the Indemnifying Party’s Specifications or instructions; (d) acts or omissions of the Indemnifying Party and its Representatives in connection with the installation, maintenance, presence, use or removal of equipment or software not provided by the Indemnified Party; (e) claims for infringement of any Third Party Intellectual Property right, arising from the use of any Services or Systems not provided by the Indemnified Party; (f) the Indemnified Party’s use of the Services, Intellectual Property or data supplied by the Indemnifying Party; and (g) claims against the Indemnified Party for damage to, or loss of use of property of Third Parties and/or injury or death of any person to the extent that such damage, injury or death is caused by the negligent act or omission of the Indemnifying Party.
10.3	Indemnification Procedures. With respect to claims covered by Section 10.2 above, the following procedures will apply:
a)	Notice. Promptly after receipt by an Indemnified Party of notice of the commencement or threatened commencement of any civil, criminal, administrative or investigative action or proceeding involving a claim in respect of which the Indemnified Party will seek indemnification pursuant to this Article Ten, the Indemnified Party will notify the Indemnifying Party of such claim in writing. The failure of Indemnified Party to so notify an Indemnifying Party will relieve Indemnifying Party of its obligations under this Section to the extent that Indemnifying Party can demonstrate damages attributable to such failure. Within fifteen (15) days following receipt of written notice from the Indemnified Party relating to any claim, but no later than fifteen (15) days before the date on which any response to a complaint or summons is due, the Indemnifying Party will notify the Indemnified Party in writing if the Indemnifying Party elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

b)	Procedure Following Notice of Election. If the Indemnifying Party delivers a Notice of Election relating to any claim within the required notice period, the Indemnifying Party will be entitled to have sole control over the defense and settlement of such claim; provided that (i) the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; and (ii) the Indemnifying Party will notify the Indemnified Party before ceasing to defend against such claim, and will not compromise or settle such claim without the Indemnified Party’s prior written consent if such compromise or settlement would impose a penalty or limitation upon the Indemnified Party, including, without limitation, an injunction or other equitable relief, or such compromise or settlement does not include the release of the Indemnified Party from all liability arising from or relating to such claim. After the Indemnifying Party has delivered a Notice of Election relating to any claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses incurred by the Indemnified Party in connection with the defense of that claim. In addition, the Indemnifying Party will not be required to indemnify the Indemnified Party for any amount paid or payable by the Indemnified Party in the settlement of any claim for which the Indemnifying Party has delivered a timely Notice of Election if such amount was agreed to without the written consent of the Indemnifying Party.

c)	Procedure Where No Notice of Election Is Delivered. If the party which is the Indemnifying Party does not deliver a Notice of Election relating to any claim within the required notice period, the Indemnified Party will have the right to defend the claim in such manner as it may deem appropriate, and the failure of the Indemnifying Party to deliver such Notice of Election will not affect the indemnification obligations of such party under this Master Agreement.

d)	Cooperation. When seeking indemnification, the Indemnified Party will at all times reasonably cooperate with the Indemnifying Party in the defense or settlement of any claim which is subject to this Article Ten.

e)	Entitlement to Payment. In the event an Indemnifying Party elects not to assume control of the defense and settlement of that claim, the Indemnified Party will be entitled to payment by the Indemnifying Party upon the Indemnified Party’s settlement of the claim or the adjudication of liability, whichever first occurs.
10.4	Subrogation. In the event that a party will be obligated to indemnify another party pursuant to this Article Ten, the Indemnifying Party will, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims to which such indemnification relates. The Indemnified Party will reasonably cooperate with Indemnifying Party, including by the execution of appropriate documents, to enable the Indemnifying Party to receive the benefit of the right of subrogation outlined in this Section.

ARTICLE ELEVEN — SERVICES FOR CLIENTS
11.1	Scope of Services. EVERTEC acknowledges that the Services are intended to enable COMPANY, BPPR, and their respective Subsidiaries to manage effectively:
a)	COMPANY, BPPR and their respective Subsidiaries’ internal operations, and

b)	COMPANY, BPPR and their respective Subsidiaries’ performance and delivery of services and products for COMPANY, BPPR and their respective Subsidiaries’ respective Clients (hereinafter collectively referred to as the “Popular Services and Products”).
11.2	Provided EVERTEC is given the opportunity to (i) coordinate with COMPANY and BPPR and approve the Specifications for the Services, COMPANY, BPPR or one of their respective Subsidiaries proposes to offer under a written agreement between COMPANY, BPPR or one of their respective Subsidiaries and a Client that includes the provision of such Services (“Client Agreements”); and (ii) review and accept changes to any applicable operating manuals of COMPANY, BPPR or their respective Subsidiaries that impact EVERTEC with respect to its provision of the Services, EVERTEC shall use Best Efforts to ensure that the Services are provided in a manner that allows COMPANY, BPPR and their respective Subsidiaries to act in accordance with the corresponding Client Agreements and operating manuals for each of the Popular Services and Products. In the event that COMPANY, BPPR or their respective Subsidiaries make any change to any Popular Service and Product that requires a change or modification to the Services, such change shall be processed and implemented pursuant to this Master Agreement.
11.3	Special Representations Regarding EVERTEC’s Performance of Services under Service Agreements with Governmental Agencies.

In connection with any Client Agreement wherein the Client is a Governmental Authority of the Commonwealth of Puerto Rico, EVERTEC shall comply with the requirements set forth in Executive Order 1991-24 and Circular Letter 1300-25-98 of the Treasury Department, including but not limited to, certifying to the pertinent Governmental Agency that EVERTEC has filed its Puerto Rico income tax returns for the last five (5) years and has made the corresponding payments (or has entered into a payment plan).
11.4	Client Agreements.
a)	EVERTEC will have no liability or obligation under any Client Agreement, whether through an outsourcing arrangement or through reselling of the Services; provided, however, that EVERTEC shall be responsible to COMPANY, BPPR, and their respective Subsidiaries for any Losses caused by a breach of any of its obligations under this Master Agreement. COMPANY, BPPR, and their respective Subsidiaries will have no authority to bind EVERTEC to any terms or conditions of the Service in connection with or as part of any Client Agreement, except as otherwise provided by the parties in writing.

b)	EVERTEC agrees to assist COMPANY, BPPR, and their respective Subsidiaries with the investigation of any claims arising under a Client Agreement. Furthermore, EVERTEC will refer to COMPANY, BPPR, and their respective Subsidiaries any complaint that is received by EVERTEC, in which case, EVERTEC will be notified of the results of any investigation performed by COMPANY, BPPR, or their respective Subsidiaries within five (5) days following the receipt of the referral for investigation.

c)	COMPANY, BPPR, and their respective Subsidiaries are responsible for any acts or omissions by Clients that, if performed by COMPANY, BPPR, and their respective Subsidiaries, would constitute a breach of this Master Agreement. COMPANY, BPPR, and their respective Subsidiaries are responsible for all fees and expenses that are payable to EVERTEC under this Master Agreement regardless if COMPANY, BPPR, and their respective Subsidiaries receive payment from the Client for the Services provided. Any charge-back or credit arrangements between COMPANY, BPPR, and their respective Subsidiaries and a Client are the responsibility of COMPANY, BPPR, and their respective Subsidiaries, and do not affect COMPANY, BPPR, and their respective Subsidiaries’ liability for the payment of such fees and expenses.

d)	Notwithstanding any limit of liability herein, COMPANY hereby agrees to indemnify, defend, protect and hold harmless EVERTEC Indemnitee from and against any Losses incurred or suffered by, or asserted against, such EVERTEC Indemnitee directly or indirectly in relation to or arising from any claim brought by any Third Party against an EVERTEC Indemnitee based on (i) a Client’s use of the Services in a manner inconsistent with this Master Agreement; and (ii) any breach of a Client Agreement by COMPANY, BPPR, or their respective

Subsidiaries or a Client to the extent such breach is not attributable to a breach of this Master Agreement by EVERTEC.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Master Agreement to be executed by their duly authorized Representatives as of the date first written above.

Popular, Inc.		EVERTEC, Inc.

By:	/s/ Ivan Pagan Mejia	By:	/s/ Felix M. Villamil

	Name: Ivan Pagan Mejia		Name: Felix M. Villamil
	Title: Senior Vice President		Title: President
Banco Popular de Puerto Rico

By:	/s/ Ileana González
	Name:	Ileana González
	Title:	Senior Vice President and Comptroller